Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

AMELIA HOLDING II, LLC,
as the Borrower,

AMELIA HOLDINGS INC.,

as Holdings,

Certain Subsidiaries of Borrower from Time to Time Party Hereto, as Guarantors,

and

The Lenders
from Time to Time Party Hereto,

MONROE CAPITAL MANAGEMENT ADVISORS, LLC,
as the Administrative Agent, Collateral Agent, Sole Lead Arranger and Sole Bookrunner

Dated as of December 21, 2022

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 5.13	Reorganization
Schedule 6.02	Post-Closing Covenant
Schedule 7.04	Litigation
Schedule 7.12	Subsidiaries
Schedule 7.15	Real Property
Schedule 7.18	Security Documents, Perfection Matters
Schedule 7.23	Collective Bargaining Agreements
Schedule 7.25	Other Indebtedness
Schedule 7.26	Deposit Accounts and Securities Accounts
Schedule 9.01	Indebtedness
Schedule 9.02	Liens
Schedule 9.05	Investments
Schedule 9.12	Permitted Locations
Schedule 12.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit N-1	Form of Notice of Borrowing
Exhibit N-2	Form of Notice of Conversion or Continuation
Exhibit R-1	Form of Revolving Loan Note
Exhibit S-1	Form of Solvency Certificate
Exhibit T-1	Form of Term Loan Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 21, 2022, is by and among aMELIA HOLDING II, LLC, a Delaware limited liability company (the “Borrower”), AMELIA HOLDINGS INC., a Delaware corporation (“Holdings”), the Subsidiaries of Holdings signatory hereto as guarantors or hereafter designated as Guarantors pursuant to Section 8.10, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and MONROE CAPITAL MANAGEMENT ADVISORS, LLC (“Monroe”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Monroe, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) a term loan in the aggregate principal amount of $75,000,000 on the Closing Date (the “Term Loan Facility”), (b) a $25,000,000 committed delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) and (c) a $0 committed revolving loan facility (the “Revolving Loan Facility”); and

WHEREAS, (a) the proceeds of the Term Loan Facility will be used to refinance certain existing debt of the Credit Parties, fund certain fees and expenses associated with the Transactions and for other general business purposes of the Borrower and its Subsidiaries, (b) the proceeds of the Delayed Draw Term Loan Facility will be used for working capital purposes, and for other general business purposes of the Borrower and its Subsidiaries, (c) the proceeds of the Revolving Loan Facility will be used for working capital purposes, and for other general business purposes of the Borrower and its Subsidiaries and (d) the proceeds of any Incremental Term Loan Facility will be used solely for Permitted Acquisitions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“ABR” shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the highest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus ½ of 1%; and (c) the Adjusted Term SOFR on such date for an Interest Period of one month plus 1.00%. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.

“ABR Loan” shall mean each Loan bearing interest at ABR, as provided in Section 2.08(a).

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Account Debtor” shall mean any “account debtor” as defined in the UCC.

“Accounts Receivable” shall mean all rights of any Credit Party to payment for goods sold, leased or otherwise disposed of in the Ordinary Course of Business and all rights of any Credit Party to payment for services rendered in the Ordinary Course of Business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Acquisition” shall mean any acquisition, or any series of related acquisitions, consummated on or after the Closing Date, by which the Borrower (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to the sum of (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, (a) any other Person (other than a Lender or affiliate thereof) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) solely with respect to determining an Affiliate of the Agents or Lenders, any other Person who owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Capital Stock having ordinary voting power in the election of directors of such Person. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Unless expressly stated otherwise herein, none of the Administrative Agent, Collateral Agent or any Lender shall be deemed an Affiliate of Topco, the Borrower or of any Subsidiary as a result of the exercise of their rights and remedies under the Credit Documents.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, refinanced or otherwise modified from time to time.

“Amelia Group” shall mean Holdings and its Subsidiaries.

“Annualized Recurring Revenue” shall mean the product of (a) Recurring Revenue for the fiscal quarter most recently ended multiplied by (b) four (4).

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean a percentage per annum equal to (a) with respect to SOFR Loans, 9.0% and (b) with respect to ABR Loans, 8.0%.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean, with respect to any Credit Party, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer or any other senior officer (to the extent that such senior officer is designated as such in writing to the Agents by such Credit Party) of such Credit Party.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be a rate per annum equal to the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 12.09.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall have the meaning set forth in Section 8.01(l).

“Bookings” means, for any period, the aggregate annualized contract value of new and renewal customer contracts booked during such period.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date after the Closing Date) having, in the case of SOFR Loans, the same Interest Period (provided that, ABR Loans incurred pursuant to Section 2.10(e) shall be considered part of any related Borrowing of SOFR Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in the State of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Expenditures” shall mean all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Topco and its Subsidiaries, including expenditures in respect of Capitalized Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Disposition Proceeds reinvested in accordance with Section 4.02(a)(iv).

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” subject to Section 1.03, shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” subject to Section 1.03, shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b) commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 (or the then equivalent grade) or higher by S&P or P-1 (or the then equivalent grade) or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) or the District of Columbia (or is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof) or the District of Columbia) which has, at the time of acquisition thereof, (A) a credit rating of A-2 (or the then equivalent grade) or higher from Moody’s or A (or the then equivalent grade) or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d) any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e) investments in money market funds investing primarily in assets described in clauses (a) through (d) of this definition;

(f) demand deposit accounts holding cash; and

(g) other short-term investments in investments of a type analogous to the foregoing utilized by Foreign Subsidiaries.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes hereof, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of the Closing Date.

“Change of Control” means the occurrence of any of the following:

(a)   the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any Permitted Holder of (i) Capital Stock representing more than 35% of (A) the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower or (B) the economic interest represented by the issued and outstanding Capital Stock of the Topco, or (ii) the power to elect or appoint a majority of the Board of Directors or equivalent governing body of the Topco;

(b) the Topco ceasing to beneficially own and control, directly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of SoundHound Inc.;

(c) SoundHound Inc. ceasing to beneficially own and control, directly, 100% on a fully  diluted basis of the economic and voting interest in the Capital Stock of each of Holdings and SoundHound IPCO; or

(d) Holdings ceasing to (i) beneficially own and control, directly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower and (ii) beneficially own and control, indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Subsidiaries of the Borrower; or

(e) the sale, exclusive license or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of SoundHound IPCO to any Person or of any Credit Party to any Person that is not a Credit Party.

“Claims” shall have the meaning set forth in the definition of Environmental Claims.

“Class” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Closing Date Term Loans, Delayed Draw Term Loans, Revolving Loans, or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment, a Revolving Loan Commitment, a Delayed Draw Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean December 21, 2022.

“Closing Date Projections” shall mean the forecasted financial projections of the Credit Parties for the fiscal years ending December 31, 2023 through December 31, 2027 (on a quarter by quarter basis) delivered to the Administrative Agent prior to the Closing Date.

“Closing Date Term Loan” shall have the meaning set forth in Section 2.01(a)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any assets of any Credit Party or other collateral upon which Collateral Agent has been granted a Lien pursuant to the Security Documents.

“Collateral Access Agreement” shall mean an agreement with respect to a Credit Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Account” shall mean any Deposit Account, Securities Account, or Commodity Account of a Credit Party.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, Revolving Loan Commitment, Delayed Draw Term Loan Commitment or an Incremental Term Loan Commitment.

“Commodity Account” shall mean any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Sensitive Information” shall have the meaning set forth in the Section 7.22.

“Compliance Certificate” shall mean a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C-1, together with such changes to or departures from such form as the Administrative Agent and the Borrower may from time to time approve for the purpose of monitoring the Credit Parties’ compliance with the Financial Performance Covenant, certain other calculations or as otherwise agreed to by the Administrative Agent and the Borrower.

“Confidential Information” shall have the meaning set forth in Section 12.17.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Contractual Obligation” shall mean, as to any Person, any obligation of such Person under any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Collateral Agent, executed and delivered by the applicable Credit Party, Collateral Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Collateral Agent “control” over each of such Credit Party’s securities accounts, deposit accounts or investment property, as the case may be, maintained by a branch office or bank located within the U.S.

“Controlled Affiliates” shall mean, with respect to any Person, Affiliates of such Person who are directly or indirectly, under the control of, or common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by ownership or general partnership and not by contract.

“Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantee Agreement, the IPSoft Guarantee Agreement, the Security Documents, any Notes issued by the Borrower hereunder, any intercreditor or subordination agreements in favor of any Agent with respect to this Agreement, and any other agreement entered into now, or in the future, by any Credit Party, on the one hand, and any Agent or Lender, on the other hand, in connection with and related to the financing transactions contemplated by this Agreement or which states that it is a “Credit Document”; provided that in no event shall any Specified Hedging Agreement be deemed to be a Credit Document.

“Credit Extension” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facility” shall mean any of the Revolving Loan Facility, the Term Loan Facility or the Delayed Draw Term Loan Facility, as applicable, and collectively, the Revolving Loan Facility, the Term Loan Facility and the Delayed Draw Term Loan Facility.

“Credit Party” shall mean the Borrower, each of the Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents. For the avoidance of doubt no IPSoft Guarantor shall be a Credit Party.

“Data Protection Laws” shall mean all Applicable Laws, in multiple jurisdictions worldwide, that relate to (i) the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Data, personally-identifiable information or customer information, or (ii) electronic data privacy; whether such laws are in place as of the effective date of this Agreement or come into effect during the term.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Term Loans when required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within one (1) Business Day after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or Insolvency Proceeding, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) become the subject of a Bail-in Action; or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Delayed Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. For the avoidance of doubt, Delayed Draw Term Loan Commitments as of the Second Amendment Effective Date are $0.

“Delayed Draw Term Loan Commitment Fee” shall mean the fee payable by the Borrower to Lenders pursuant to Section 3.01(b).

“Delayed Draw Term Loan Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Delayed Draw Term Loan Commitment by (b) the Total Delayed Draw Term Loan Commitment, subject to adjustment as provided in Section 2.14; provided, that at any time when the Total Delayed Draw Term Loan Commitment shall have been terminated, each Lender’s Delayed Draw Term Loan Commitment Percentage shall be its Delayed Draw Term Loan Commitment Percentage as in effect immediately prior to such termination.

“Delayed Draw Term Loan Facility” shall have the meaning set forth in the recitals.

“Delayed Draw Term Loan Lender” shall mean any Lender of Delayed Draw Term Loans or which has provided a Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Termination Date” shall mean (a) June 21, 2024 or (b) the date on which the Delayed Draw Term Loan Commitment is reduced to $0 pursuant to Section 2.01(b) or Section 4.01 or terminates pursuant to Article X.

“Delayed Draw Term Loans” shall have the meaning set forth in Section 2.01(c).

“Deposit Account” shall mean any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Designated Exchange” means any of The New York Stock Exchange, NYSE Amex, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or any successor to any of the foregoing.

“Digital First Agreements” shall mean that (i) certain Master Services Agreement, dated as of November 30, 2023 (the “MSA”), by and among Amelia Holdings, Inc., Amelia US, LLC and Amelia EU Holding B.V., on the one hand and Bell Microsystems LTD and Bell Integration, Inc., on the other hand and (ii) that certain Master Framework Agreement, dated as of November 30, 2023 (the “MFA”), between Bell Microsystems LTD and Amelia EU Holding B.V. including, in each case each other agreement entered into between the parties in connection with the MSA, the MFA and the Digital First Disposition.

“Digital First Disposition” shall mean the (i) assignment of software and subscription managed services to the Initial Customers (as defined in the MSA) pursuant to the MSA, (ii) the sale by Amelia EU Holding B.V. of the Capital Stock in IPsoft Slovakia s.r.o. pursuant to the MFA.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Accounts Receivable and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock other than Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made) and the termination of the Total Commitments, or the refinancing thereof), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock other than Disqualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made) and the termination of the Total Commitments or the refinancing thereof), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is one-hundred-eighty-one (181) days after the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Topco, the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Topco, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of Topco or the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“ECF Percentage” shall mean, with respect to the Excess Cash Flow for any fiscal year, the following percentages, as applicable: (a) if the Total Net Leverage Ratio as of the last day of the last fiscal quarter of that fiscal year is greater than 4.00:1.00, 50%; and (b) if the Total Net Leverage Ratio as of the last day of the last fiscal quarter of that fiscal year is equal to or less than 4.00:1.00, 25%.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (“Claims”), including, but not limited to, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury from the release or threatened release of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, permit and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or ecological health or safety (to the extent relating to exposure to Hazardous Materials).

“Equipment” shall mean all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party or a Subsidiary thereof is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.25(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.25(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.25(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.25(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section12.25(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Locations” shall mean the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, (b) other locations where, in the aggregate for all such locations, less than $250,000 of Collateral is located, provided that the Borrower’s headquarter location shall not constitute an “Excluded Location”.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or otherwise becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (a) at the time any transaction is entered into under a Hedging Agreement or (b) with respect to any transactions outstanding under any Hedging Agreements at the time such Guarantor becomes a Guarantor under the Credit Documents, at such time. Notwithstanding the foregoing, at the time any Guarantor becomes an “eligible contract participant” as such term is defined in the Commodity Exchange Act, the Obligations of such Guarantor shall include, without limitation, any transaction entered into under any Swap Obligation and any transactions outstanding under any Swap Obligations, so long as the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is not or does not become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean with respect to any Recipient, (a) income or similar Taxes imposed on (or measured by) its net income (however denominated) and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender acquires an interest in a Loan or Commitment (or designates a new lending office, unless such designation was at the request of the Borrower), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.04(a), (c) Taxes imposed by reason of the failure of such Agent or such Lender to comply with its obligations under Section 4.04(b), or to the extent that such documentation fails to establish a complete exemption from applicable withholding Taxes and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Loans” shall mean all obligations under and as defined in that certain Global Master Lease and Financing Agreement, dated October 23, 2019, by and between IPsoft EU Holding B.V. and Hewlett-Packard International Bank plc, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“FATCA” shall mean Code Sections 1471 through 1474 (as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Code Section 1471(b)(1), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Code Sections.

“FCPA” has the meaning specified in Section 7.28.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, or otherwise in Administrative Agent’s sole discretion.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the Fee Letter dated as of the Closing Date by and between the Borrower and Administrative Agent, as amended, restated, amended and restated or otherwise modified following the date thereof.

“Fees” shall mean all amounts payable pursuant to, or referred to in, the Fee Letter.

“Financial Performance Covenant” shall mean the covenant set forth in Section 9.12.

“Floor” shall mean a rate of interest equal to 1.00% per annum.

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Funded Debt” shall mean, as of any date of determination, all then outstanding Indebtedness of Topco and its Subsidiaries, on a consolidated basis, of the type described in clauses (a), (b), (c), (d) (but in the case of earnouts or similar obligations, only to the extent such obligations are earned, due and payable) and (f) of the defined term “Indebtedness”.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if at any time any change in GAAP would affect the computation of any financial ratio, covenant or other requirement set forth in any Credit Document, and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to preserve the original intent thereof in light of such change in GAAP (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Agents, the Lenders and the Credit Parties shall negotiate in good faith to effect such amendment and (ii) such provision shall be interpreted (and such ratio or requirement shall continue to be computed) on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“GDPR” shall mean the EU General Data Protection Regulation EU/2016/679 and any laws implementing or supplementing the GDPR.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of the Closing Date, executed and delivered by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the Ordinary Course of Business or (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Topco, (b) Holdings and (c) each other Person that is party to the Guarantee Agreement or becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 8.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law because of its dangerous or deleterious properties or characteristics.

“Hedging Agreement” shall mean (a) any and all agreements and documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all agreements and documents (and the related confirmations) entered into in connection with any transactions of any kind, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person on a marked-to-market basis under Hedging Agreements.

“Historical Financial Statements” shall mean the financial statements delivered in Topco’s 10-K for fiscal year ended December 31, 2024 and 10-Q for fiscal quarter ending March 31, 2024 and June 30, 2024.

“Holdings” shall have the meaning set forth in the recitals to this Agreement.

“Incremental Effective Date” shall have the meaning set forth in Section 2.01(d).

“Incremental Facility Request” shall have the meaning set forth in Section 2.01(d).

“Incremental Term Loan” shall have the meaning set forth in Section 2.01(d).

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.01(c).

“Incremental Term Loan Facility” shall have the meaning set forth in Section 2.01(d).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the Ordinary Course of Business and not overdue by more than 60 days (unless contested in good faith) and other than any obligations in respect of working capital adjustments in connection with any Permitted Investment, but including any earnout or similar purchase price adjustment obligation valued at the maximum amount of such payment;

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Capital Stock;

(h) all overdue and delinquent liabilities of such Person in respect of any Taxes; and

(i) all Guarantee Obligations of such Person in respect of any of the foregoing;

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning set forth in Section 12.05

“Indemnified Parties” shall have the meaning set forth in Section 12.05.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Title 11 of the United States Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” shall have the meaning set forth in the Security Pledge Agreement.

“Interest Period” shall mean, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.15 shall be available for specification in such Notice of Borrowing or Notice of Conversion or Continuation. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Inventory” shall mean all “inventory” as defined in the UCC in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in respect of obligations of any other Person; and (c) any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IPSoft Guarantors” shall mean each of IPsoft LLC, a Delaware limited liability company, IPsoft Holding I LLC, a Delaware limited liability company, IPsoft EU Holding BV, a corporation organized under the laws of the Netherlands and each other Affiliate of the Borrower that becomes a party to the IPsoft Guarantee Agreement.

“IPSoft Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, executed and delivered by each IPSoft Guarantor party thereto in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions) or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) on title to real property and any financing lease having substantially the same economic effect as any of the foregoing; provided, that in no event shall an operating lease entered into in the Ordinary Course of Business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan” shall mean, individually, any Term Loan, or Revolving Loan made by any Lender hereunder, and collectively, the Term Loans, and Revolving Loans made by the Lenders hereunder.

“Master Agreement” shall have the meaning set forth in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of Topco and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents, (c) the rights or remedies of the Secured Parties or the Lenders hereunder or thereunder, or (d) the priority or perfection of any Liens granted to Collateral Agent by the Credit Parties with respect to a material portion of the Collateral.

“Material Non-Public Information” means any information which is (a) not publicly available and (b) material for purposes of the United States federal and state securities laws with respect to (x) the Topco and its Subsidiaries, (y) any of their Affiliates or (z) any of their respective securities.

“Maturity Date” shall mean the earliest of (i) June 30, 2026, or (ii) such date as the Loans become due and payable in accordance with Article X; provided that if such day is not a Business Day, then on the immediately succeeding Business Day.

“Minimum Borrowing Amount” shall mean, with respect to Term Loans, $1,000,000 and with respect to Revolving Loans, $500,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Credit Party and the Collateral Agent for the benefit of the Secured Parties in respect of any Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Collateral Agent.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Casualty Proceeds” shall mean, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by any Credit Party or any of their respective Subsidiaries in connection with such Casualty Event (net of all out-of-pocket collection expenses thereof not payable to a Credit Party or Affiliate thereof (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates) (including, without limitation, any legal or other professional fees)), and less any Taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within the next 12 months in cash in respect of such Casualty Event; provided, that if, after the expiration of such 12-month period, the amount of such estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Casualty Event, the aggregate amount of such excess shall constitute Net Casualty Proceeds under Section 4.02(a)(iii) and shall be applied to the prepayment of the Obligations pursuant to Section 4.02(a)(vii) within three (3) Business Days after the end of such 12-month period.

“Net Debt Proceeds” shall mean, with respect to the sale, incurrence or issuance by any Credit Party or any of their respective Subsidiaries of any Indebtedness, the excess of: (a) the gross cash proceeds received by such Credit Party or any of its Subsidiaries from such sale, incurrence or issuance, over (b) all underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, incurrence or issuance which have not been paid and are not payable to Affiliates of such Credit Party in connection therewith (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates).

“Net Disposition Proceeds” shall mean, with respect to any Disposition by any Credit Party or any of their respective Subsidiaries, the excess of: (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of: (i) all legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other out-of-pocket fees, expenses and charges, in each case actually incurred in connection with such Disposition (including any reasonable and customary amounts paid by any third party and reimbursed by a Credit Party or any of their respective Subsidiaries) which have not been paid and are not payable to Affiliates of such Person (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates to the extent permitted hereunder), (ii) all Taxes payable by such Person on account of proceeds from such Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next twelve (12) months in respect of such proceeds, (iii) the amount of such cash or Cash Equivalents required to repay any Indebtedness which is secured by the assets subject to such Disposition (other than the Obligations), so long as such Indebtedness is permitted under this Agreement and is permitted to be senior to or pari passu with the Obligations in right of payment, and (iv) amounts provided as a reserve for liabilities or indemnification payments (fixed or contingent), attributable seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Disposition undertaken by any Credit Party or any Subsidiary of a Credit Party in connection with such Disposition; provided, that if, after the expiration of the twelve-month period referred to in clause (b)(ii) above, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds under Section 4.02(a)(ii) and be immediately applied to the prepayment of the Obligations pursuant to Section 4.02(a)(vi); provided, further, that to the extent any amount referred to in clause (b)(iv) above ceases to be so reserved, the amount thereof, if any, pursuant to clause (b)(iv) above shall be deemed to be Net Disposition Proceeds at such time and shall be applied to the prepayment of the Obligations pursuant to Section 4.02(a)(vii) within three (3) Business Days after the end of such 12-month period.

“Non-Consenting Lender” shall have the meaning set forth in Section 12.07(b).

“Non-Excluded Taxes” shall have the meaning set forth in Section 4.04(a).

“Non-U.S. Lender” shall have the meaning set forth in Section 4.04(b).

“Note” shall mean, a Term Loan Note and Revolving Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03.

“Notice of Conversion or Continuation” shall have the meaning set forth in Section 2.06.

“Obligations” shall mean (a) with respect to the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Credit Document, including all fees payable under any Credit Document and the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding) on the Loans, or (b) with respect to each Credit Party other than the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Credit Party arising under or in connection with any Credit Document; provided, however, for purposes of the Security Documents, the Guarantee Agreement, the IPSoft Guarantee Agreement, Section 4.02(c), Section 12.19 and any determination as to when the monetary Obligations have been paid and satisfied in full, “Obligations” shall include all monetary obligations under any Specified Hedging Agreements; provided, further, however, that for purposes of the Security Documents, the Guarantee Agreement, the IPSoft Guarantee Agreement and each other guarantee agreement or other instrument or document executed and delivered pursuant to Sections 8.10 or 8.13, pursuant to any of the Security Documents, or otherwise to guarantee any of the Obligations, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.

“Ordinary Course of Business” shall mean, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Credit Document.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” shall have the meaning set forth in Section 12.23(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Currency” shall have the meaning set forth in Section 12.23(a).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (but excluding any Tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning set forth in Section 12.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 12.06(c)(ii).

“Patents” shall mean all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Patriot Act” shall have the meaning set forth in Section 12.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate, in form provided by the Administrative Agent, that provides information with respect to the assets of the applicable Credit Parties covered thereby.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any Acquisition by the Borrower where:

(a) the business, division or assets acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Credit Parties on the Closing Date or a business reasonably related thereto;

(b) immediately before and after giving effect to that Acquisition, no Default or Event of Default exists;

(c) [reserved];

(d) immediately after giving effect to that Acquisition, the Borrower is in pro forma compliance with the Financial Performance Covenant;

(e) in the case of the Acquisition of any Person, the board of directors or similar governing body of the Person has approved the Acquisition;

(f) the aggregate consideration to be paid in cash by the Credit Parties (including any Indebtedness assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) or their Subsidiaries in connection with that Acquisition (or any series of related Acquisitions) of a Foreign Subsidiary is less than $10,000,000 (plus any cash proceeds received by any Credit Party from the sale of new equity interests of Topco, issued for purposes of consummating such Acquisition) (it being agreed that an acquisition of a Domestic Subsidiary shall not be deemed to be subject to the dollar limit under this subclause (f) if the assets and revenues of any Foreign Subsidiaries that are direct or indirect Subsidiaries of such acquired Domestic Subsidiary do not constitute substantially all of the assets and revenues of such acquired Domestic Subsidiary);

(g) in the case of any Acquisition for consideration in excess of $7,500,000, not less than five (5) Business Days prior to that Acquisition (or any later date approved by the Administrative Agent in its sole discretion) and solely to the extent prepared or received by the Credit Parties without regard to this Agreement, the Administrative Agent has received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, which summary shall include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower’s calculation of pro forma Consolidated EBITDA relating thereto;

(h) prior to that Acquisition (or any later date approved by the Administrative Agent in its sole discretion), the Administrative Agent has received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with that Acquisition;

(i) [reserved];

(j) the Borrower has provided the Administrative Agent with (i) a pro forma balance sheet and pro forma financial statements, in each case solely to the extent prepared by the Credit Parties without regard to this Agreement and (ii) a Compliance Certificate, executed by an Authorized Officer of Topco, setting forth reasonable calculations evidencing that upon giving effect to such Acquisition, Topco and its Subsidiaries are in compliance on a Pro Forma Basis with the Financial Performance Covenant;

(k) the provisions of Section 8.13 have been satisfied, including, without limitation, simultaneously with the closing of that Acquisition, the target company (if that Acquisition is structured as a purchase of equity) or the Credit Party (if that Acquisition is structured as a purchase of assets or a merger and a Credit Party is the surviving entity) executes and delivers to the Administrative Agent (i) all documents necessary to grant to the Administrative Agent a first-priority Lien in all of the assets of each of the target company or surviving company and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent, and (ii) an unlimited guaranty of the Obligations, in each case to the extent required by Section 8.13;

(l) if the Acquisition is structured as a merger with the Borrower or a domestic wholly-owned Subsidiary, the Borrower or a domestic wholly-owned Subsidiary will be the surviving entity; and

(m) [reserved].

“Permitted Holder” shall mean Dr. Keyvan Mohajer, Dr. Seyed Majid Emami and any family member or affiliate thereof (or trust for the benefit of any of the foregoing).

“Permitted Indebtedness” shall mean:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth on Schedule 9.01, provided that to the extent the amount of such Indebtedness is limited pursuant to clauses (c), (f) or (h) of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit;

(c) Subordinated Debt in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(d) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business and not overdue by more than 90 days;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(f) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness consisting of obligations with respect to corporate credit cards incurred in the Ordinary Course of Business, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this subsection (g) shall not exceed $3,000,000;

(h) letters of credit in an aggregate face amount not to exceed $3,000,000 at any time outstanding;

(i) other unsecured Indebtedness incurred by the Borrower or any other Credit Party, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(j) obligations under earnout obligations in connection with Permitted Acquisitions that are not yet due and payable (or are contested in good faith); provided however, that in the case of earn-outs that may be payable prior to the date that is 30 days after the Maturity Date, (A) no more than $5,000,000 of earn-outs may be paid in cash and (B) such cash earn-outs are Subordinated Debt; provided, further, that any earn-outs that are payable in Topco equity may be paid in cash following a Change of Control in which substantially all common stock of Topco is converted into the right to receive cash;

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investments” shall mean:

(a) Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on Schedule 9.05;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of repurchases of the Borrower’s Capital Stock from former employees, officers and directors of the Borrower to the extent permitted under Section 9.05(b);

(d) Investments (i) by a Credit Party in another Credit Party (other than Topco), and (ii) by a Credit Party in Subsidiaries which are not Credit Parties in an aggregate amount not to exceed $4,000,000;

(e) Investments not to exceed $1,000,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of Topco pursuant to employee stock purchase plans or other similar agreements approved by the Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g) Investments consisting of Deposit Accounts that are subject to a Control Agreement;

(h) Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (h) shall not apply to Investments of a Credit Party in any Subsidiary or Affiliate;

(i) Permitted Acquisitions;

(j) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted hereunder, which is otherwise a Permitted Investment; and

(k) Investments consisting of advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business, consistent with the Borrower’s historical practices and on arm’s length terms).

“Permitted Liens” shall mean:

(a) Liens arising under this Agreement and the other Credit Documents;

(b) Liens existing on the Closing Date and shown on Schedule 9.02, provided that to the extent the amount of Indebtedness secured by such Lien is limited pursuant to clauses (c) or (l) of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit;

(c) purchase money Liens (i) on Equipment acquired or held by a Credit Party or Subsidiary thereof incurred for financing the acquisition of the Equipment (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party), or (ii) existing on Equipment when acquired, in each case, so long as (x) such Indebtedness is incurred within ninety (90) days of the acquisition or completion of construction or improvement of such property, (y) the Lien is confined to the Equipment so acquired and the proceeds of such Equipment, and (z) securing no more than $250,000 in the aggregate amount outstanding;

(d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Credit Party or Subsidiary maintains adequate reserves on its books;

(e) leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising by operation of law in the Ordinary Course of Business so long as such Liens secure liabilities in the aggregate amount not to exceed $1,000,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount not exceeding $1,000,000 at any time;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j) Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Credit Party or Subsidiary thereof held at such institutions, provided that the Collateral Agent has received a Control Agreement with respect thereto to the extent required pursuant to Section 8.15 of this Agreement;

(k) licenses of Intellectual Property which constitute a Permitted Transfer;

(l) Liens on cash collateral maintained in a separate Deposit Account or Securities Account identified in writing to the Administrative Agent as such, securing Indebtedness described in clause (h) of the defined term “Permitted Indebtedness”; provided that such cash collateral shall not exceed $3,000,000; and

(m) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (b) and (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Permitted Locations” shall mean, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in Schedule 9.12 and (b) the Excluded Locations.

“Permitted Transfers” shall have the meaning set forth in Section 9.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Personal Data” shall mean (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information pertaining to an individual that is regulated or protected by one or more of the Data Protection Laws.

“PIK Amount” shall mean, an amount equal to 1.00% per annum of the unpaid principal amount of each Term Loan.

“PIK Rate” shall mean, an amount equal to 1.00% per annum.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, and that is sponsored, maintained or contributed to by any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate or in respect of which any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Pledged Stock” shall have the meaning set forth in the Security Pledge Agreement.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Agents shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Privacy Agreements” shall have the meaning set forth in the Section 7.22.

“Privacy Policies” shall have the meaning set forth in the Section 7.22.

“Pro Forma Basis” shall mean, with respect to any period in which (x) any Permitted Acquisition, or (y) any Disposition permitted pursuant to Section 9.04 in an amount in excess of $500,000, either individually or in the aggregate over such period, has been consummated, for any applicable financial covenant, performance or similar test, such transactions shall be deemed to have occurred as of the first day of the applicable computation period with respect to any test or covenant for which such calculation is being made and that:

(a) income statement items (whether positive or negative) attributable to the assets or Person subject to such event,

(i) in the case of a Disposition of all or substantially all Capital Stock in or assets of any Subsidiary or any division, business unit, line of business or facility used for operations of Topco or any Subsidiary (in each case, to a Person other than Topco or any Subsidiary ), shall be excluded, and

(ii) in the case of a Permitted Acquisition, shall be included,

(b) any retirement, extinguishment or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable calculation period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by Topco or any Subsidiary in connection with such event shall be deemed to have occurred as of the first day of the applicable calculation period with respect to any test or covenant for which the relevant determination is being made (and all Indebtedness so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Indebtedness, at the rate applicable thereto or (y) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding).

“Qualified Counterparty” shall mean, with respect to any Specified Hedging Agreement, any counterparty thereto that, at the time such Specified Hedging Agreement was entered into, was reasonably satisfactory to a Lender or an Affiliate of a Lender.

“Qualified Successor” shall mean, an individual who is either (i) a BG executive-in-residence, or (ii) a non-BG individual, in each case (of clauses (i) and (ii)), who is an executive with SaaS industry experience, who has served as a CEO, COO or CFO of a late-stage private or public SaaS company and who is approved by the Borrower’s Board of Directors.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean the Administrative Agent or any Lender.

“Recurring Revenue” shall mean, the sum of (i) solely with respect to the Amelia Group, Total Software Revenue (as defined in the SoundHound Acquisition Agreement as of the Second Amendment Effective Date) plus (ii) with respect to Topco and its Subsidiaries (other than the Amelia Group) for any period, all recurring subscription revenues of the Topco or any of its Subsidiaries (other than the Amelia Group) attributable to the licensing of software or the provision of professional services, and recurring term licenses to customers that are active and in good standing with an original subscription or term period of at least one (1) year, which recurring revenues are earned during such period, net of any discounts, and excluding any revenue derived from any setup fees or other one-time charges.

“Recurring Revenue Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) Consolidated Total Debt as of such date to (b) Annualized Recurring Revenue for such Test Period.

“Register” shall have the meaning set forth in Section 12.06(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reorganization” shall mean the transactions set forth in Schedule 5.13.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the 30-day notice requirement has been waived under applicable regulations).

“Required Delayed Draw Term Loan Lenders” shall mean, at any date, Lenders having or holding more than fifty percent of the Total Delayed Draw Term Loan Commitment and Delayed Draw Term Loans, or if the Total Delayed Draw Term Loan Commitment has been terminated, the aggregate outstanding principal amount of the Delayed Draw Term Loans; provided, that the Commitments and the portion of the outstanding principal amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term Loan Lenders. So long as an Affiliate or an Approved Fund of Monroe is a Delayed Draw Term Loan Lender, at least one Affiliate or Approved Fund of Monroe shall be required to constitute Required Delayed Draw Term Loan Lenders.

“Required Lenders” shall mean, at any date, Lenders having or holding more than fifty percent of the sum of (a) the outstanding principal amount of the Term Loans, (b) the outstanding Delayed Draw Term Loan Commitment (if any) and (c) the Total Revolving Loan Commitments or if the Total Revolving Loan Commitments have been terminated, the aggregate outstanding principal amount of the Revolving Loans; provided, that the Commitments and the portion of the outstanding principal amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. So long as an Affiliate or an Approved Fund of Monroe is a Lender, at least one Affiliate or Approved Fund of Monroe shall be required to constitute Required Lenders.

“Required Revolving Lenders” shall mean, at any date, Lenders having or holding more than fifty percent of the Total Revolving Loan Commitment, or if the Total Revolving Loan Commitments have been terminated, the aggregate outstanding principal amount of the Revolving Loans; provided, that the Commitments and the portion of the outstanding principal amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted License” shall mean any material in-bound license or other similar material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) to which a Credit Party or Subsidiary is a party (a) that prohibits or otherwise restricts such Credit Party or Subsidiary from granting a security interest in its interest in such license or agreement or in any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with the Collateral Agent’s right to sell any Collateral.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Capital Stock or any Affiliate thereof.

“Revolving Lender” shall mean any Lender that has a Revolving Loan Commitment; provided that as of the Second Amendment Effective Date, there are no Revolving Lenders.

“Revolving Loan Availability” shall mean at any time, an amount equal to (a) the aggregate Revolving Loan Commitments of all Lenders minus (b) the Revolving Outstandings.

“Revolving Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Revolving Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. As of the Second Amendment Effective Date, the Revolving Loan Commitments are $0.

“Revolving Loan Commitment Fee” shall mean the fee payable by the Borrower to Lenders pursuant to Section 3.01(a).

“Revolving Loan” shall have the meaning set forth in Section 2.01(a).

“Revolving Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Revolving Loan Note” shall mean a promissory note substantially in the form of Exhibit R-1.

“Revolving Outstandings” shall mean, at any time, the sum of the aggregate principal amount of all outstanding Revolving Loans. As of the Second Amendment Effective Date, the Revolving Outstandings are $0.

“Revolving Loan Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Loan Commitment by (b) the Total Revolving Loan Commitment, subject to adjustment as provided in Section 2.14; provided, that at any time when the Revolving Loan Commitment shall have been terminated, each Lender’s Revolving Loan Commitment Percentage shall be its Revolving Loan Commitment Percentage as in effect immediately prior to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctions” has the meaning specified in Section 7.29.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, Holdings, the Administrative Agent and the other parties party thereto.

“Second Amendment Effective Date” means August 6, 2024.

“Second Amendment Prepayment” has the meaning specified in the Second Amendment.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Agents, (c) each Qualified Counterparty, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (e) any permitted successors, endorsees, transferees and assigns of each of the foregoing.

“Securities Account” shall mean any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall have the meaning set forth in Section 12.08.

“Security Documents” shall mean, collectively, the Security Pledge Agreement, the Control Agreements, any Mortgage, each collateral assignment of representation and warranty insurance and each other security agreement or other instrument or document executed and delivered pursuant to Sections 8.10 or 8.13, pursuant to any of the Security Documents, or otherwise to secure any of the Obligations.

“Security Pledge Agreement” shall mean the Security Pledge Agreement dated as of the Closing Date, by and among each Credit Party and the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Security Program” shall have the meaning set forth in the Section 7.22.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvency Certificate” shall mean a solvency certificate, duly executed and delivered by the chief financial officer or other Authorized Officer of the Borrower to the Administrative Agent, in the form attached as Exhibit S-1 hereto.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value, measured on a going-concern basis of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date and (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to pay such debts as they become due in the ordinary course of business. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SoundHound Acquisition Agreement” shall have the meaning set forth in the Second Amendment.

“SoundHound Delisting” means, for Topco, the public announcement that the relevant Capital Stock are no longer listed or admitted for trading on any Designated Exchange, for any reason and are not immediately re-listed, re-traded or re-quoted on any other Designated Exchange or quotation system (provided that, if Capital Stock is so immediately re-listed, re-traded or re-quoted on any other Designated Exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the “Exchange”).

“SoundHound IPCO” means SoundHound AI IP, LLC, a Delaware limited liability company, SoundHound AI IP Holding, LLC, a Delaware limited liability company

“Specified Hedging Agreement” shall mean any Hedging Agreement (a) entered into by (i) the Borrower and (ii) any Qualified Counterparty, as counterparty, (b) that has been designated as such by the Borrower, and (c) complies with the provisions of Section 7.4 of the Security Pledge Agreement. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor or IPSoft Guarantor under the Guarantee Agreement or the IPSoft Guarantee Agreement except as provided in Section 12.19.

“Subordinated Debt” shall mean Indebtedness incurred by a Credit Party that is subordinated in writing to all of the Obligations, pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to the Administrative Agent entered into between the Administrative Agent and the other creditor, on terms acceptable to the Administrative Agent, including, without limitation, lien and payment subordination.

“Subsidiary” of any Person shall mean and include (a) any corporation, limited liability company or other business entity more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other similar entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Credit Party.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan” shall mean, individually any Closing Date Term Loan, Delayed Draw Term Loan or Incremental Term Loan made hereunder, and collectively, the Closing Date Term Loan, Delayed Draw Term Loans and Incremental Term Loans made hereunder. Following the Second Amendment Prepayment the aggregate principal amount of Term Loans outstanding is $39,694,363.

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a ABR Loan or a SOFR Loan, a percentage per annum equal to the percentage set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans:

0.11448%

SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean, for any date of determination under this Agreement, the four (4) consecutive fiscal quarters of Topco most recently ended as of such date of determination for which financial statements have been (or were required to be) delivered pursuant to Section 8.01.

“Topco” means SoundHound AI Inc., a Delaware corporation.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Revolving Loan Commitment and any Incremental Term Loan Commitment.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Total Commitment plus such Lender’s Term Loans or (ii) upon the termination of the Commitments, such Lender’s Term Loans plus such Lender’s outstanding Revolving Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Total Commitments plus all Term Loans and (ii) upon the termination of the Commitments, the sum of all Lenders’ Term Loans plus all Lenders’ outstanding Revolving Loans.

“Total Delayed Draw Term Loan Commitment” shall mean the sum of the Delayed Draw Term Loan Commitments. On the Closing Date, the Total Delayed Draw Term Loan Commitment shall be $25,000,000 as set forth on Schedule 1.01(a), as such amount may be reduced after the Closing Date pursuant to Section 2.01(b) or Section 4.01.

“Total Revolving Loan Commitment” shall mean the sum of the Revolving Loan Commitments. On the Second Amendment Effective Date, the Total Revolving Loan Commitment shall be $0 as set forth on Schedule 1.01(a).

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments. On the Second Amendment Effective Date, the Total Term Loan Commitment shall be $0.

“Trademarks” shall mean any trademark and service mark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks

“Transactions” shall mean collectively, the Credit Facility, the Reorganization, and the other transaction contemplated hereby.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or SOFR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Pledge Agreement.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined based upon the actuarial assumptions used by the Plan’s actuary for purposes of determining the minimum required contributions to the Plan as set forth in the Plan’s actuarial report for such plan year, exceeded the fair market value of the assets allocable thereto as determined for purposes of the Plan’s minimum funding requirements as set forth in such report.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances (other than Capital Stock or other interests having such power only by reason of the happening of a contingency where such contingency has not yet occurred).

“WARN Act” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein).

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(i) All references to the knowledge of any Credit Party or facts known by any Credit Party shall mean actual knowledge of any Authorized Officer of such Person.

(j) Any Authorized Officer executing any Credit Document or any certificate or other document made or delivered pursuant hereto or thereto on behalf of a Credit Party, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Credit Party and not in any individual capacity.

(k) In determining the amount of any Obligations not originally denominated in Dollars, the Administrative Agent may make such currency conversion calculations as are necessary utilizing any exchange rate quotation employed by the Administrative Agent in the ordinary course of its business.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise permitted herein. In addition, the financial ratios and all related definitions set forth in the Credit Documents shall exclude the application of ASC 815, ASC 480 or ASC 718 and ASC 505-50 (to the extent that the pronouncements in ASC 718 or ASC 505-50 result in recording an equity award as a liability on the consolidated balance sheet of Topco and its Subsidiaries and the treatment of any dividend accruals thereon as interest expense in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity and such interest expense as dividends). Notwithstanding anything herein to the contrary, for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred or may occur thereafter.

(b) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower; provided, that the Administrative Agent will not engage in such transactions with the primary purpose of negatively impacting the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.04 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Chicago time (daylight or standard, as applicable).

Section 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

Section 1.09 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II
Amount and Terms of Credit Facilities

Section 2.01 Loans.

(a) Revolving Loan Commitment. Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Loan Commitment severally agrees to make loans to the Borrower on a revolving basis (“Revolving Loans”) from time to time until the Maturity Date in that Lender’s pro rata share of the aggregate Revolving Loan that Borrower requests from all Lenders which Revolving Loans (i) shall not exceed, for any such Lender, the Revolving Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Revolving Loan Commitment, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans, and (iv) may be repaid and reborrowed in accordance with the provisions hereof. The Commitments of the Lenders to make Revolving Loans will expire on the Maturity Date. For the avoidance of doubt, following the Second Amendment Effective Date, the Borrower is not permitted to draw any Revolving Loans.

(b) Closing Date Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (individually a “Closing Date Term Loan” and collectively the “Closing Date Term Loans”) in the amount set forth opposite such Lender’s name on Schedule 1.01(a) to the Borrower, which Closing Date Term Loans (i) shall not exceed, for any such Lender, the Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Term Loan Commitment, (iii) shall be made on the Closing Date, (iv) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided, that all such Closing Date Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(c) Delayed Draw Term Loan. Subject to and upon the terms and conditions herein set forth, each Lender having a Delayed Draw Term Loan Commitment severally agrees to make a loan or loans (each such loan, a “Delayed Draw Term Loan”) to the Borrower, which Delayed Draw Term Loans (i) shall not exceed, for any such Lender, the Delayed Draw Term Loan Commitment of such Lender, (ii) shall be made at any time and from time to time after the Closing Date and prior to the Delayed Draw Term Loan Termination Date, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided, that all Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (iv) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Delayed Draw Term Loan Commitment shall be reduced on a dollar for dollar basis in connection with each borrowing of Delayed Draw Term Loans hereunder.

(d) Incremental Term Loan Facilities.

(i) Requests. The Borrower, may, by written notice to the Administrative Agent (each, an “Incremental Facility Request”), at any time prior to the Maturity Date, request increases in the Term Loan Commitments (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”; each Incremental Term Loan Commitment is sometimes referred to herein individually as an “Incremental Term Loan Facility” and collectively as the “Incremental Term Loan Facilities”) in Dollars in an aggregate amount not to exceed $45,000,000; provided that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $500,000 in excess thereof), (B) the date (an “Incremental Effective Date”) on which such Incremental Term Loan Facility is requested to become effective (which, unless otherwise agreed by the Agents, shall not be less than ten (10) Business Days after the date of such notice), and (C) whether the Incremental Term Loans shall initially consist of ABR Loans and/or SOFR Loans and, if the Loans are to include SOFR Loans, the Interest Period to be initially applicable thereto.

(ii) Lenders. Upon delivery of the Incremental Facility Request, the Administrative Agent and the Borrower shall mutually and reasonably determine the Persons who will provide such Incremental Term Loan Facilities; provided that no existing Lender will have any obligation to provide all or any portion of such Incremental Term Loan Facilities; provided, further, that the Borrower shall deliver a notice to all existing Lenders to first offer such existing Lenders the opportunity to provide any such Incremental Term Loan Facility on a pro rata basis, it being understood and agreed that to the extent any Lender has not delivered to the Borrower a commitment to provide its pro rata share of such Incremental Term Loan Facility within five (5) Business Days of delivery of such notice on the terms offered by the Borrower, such Lender shall be deemed to have declined to provide any portion of such Incremental Term Loan Facility.

(iii) Conditions. No Incremental Term Loan Facility shall become effective under this Section 2.01(d) unless, immediately after giving pro forma effect to such Incremental Term Loan Facility, the Loans to be made thereunder and the application of the proceeds therefrom,

(A) (x) no Default or Event of Default shall exist and (y) the representations and warranties set forth in the Credit Documents are true and correct in all material respects (without duplication of any materiality qualifiers),

(B) as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01, (i) the Recurring Revenue Leverage Ratio, recomputed on a Pro Forma Basis, shall not exceed 1.25:1.00 and (ii) the Borrower shall be in compliance with the applicable Financial Performance Covenant on a Pro Forma Basis,

(C) the proceeds of such Incremental Term Loan Facility shall be used solely for Permitted Acquisitions,

(D) the Delayed Draw Term Loan Facility has been fully drawn (or will be fully drawn concurrently with the Incremental Term Loan Facility) or the Delayed Draw Term Loan Termination Date has occurred,

(E) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower at least five (5) Business Days prior to the proposed date of such incurrence certifying as to the foregoing and attaching financial statements and reasonably detailed supporting calculations, in form reasonably satisfactory to the Administrative Agent, to evidence compliance with the foregoing clause (B), and

(F) [reserved].

(iv) Terms. The final maturity date of any Incremental Term Loan shall be no earlier (but may be later) than the maturity date of the initial Term Loans the weighted average life to maturity of any such Incremental Term Loan shall not be shorter (but may be longer) than the remaining weighted average life to maturity of the initial Term Loans and no Incremental Term Loan shall require any amortization payments prior to the Maturity Date applicable to the Term Loans (including all prior Incremental Term Loans). After the Closing Date, the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), including arrangement, structuring, amendment, underwriting and/or similar fees paid or payable to any arranger or any arranger’s Affiliates with respect to such Incremental Term Loan) applicable to any Incremental Term Loan shall not be higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term Loans (including any prior Incremental Term Loan). Except with respect to amortization, pricing and final maturity as set forth in this clause (iv), any Incremental Term Loan shall be on terms consistent with the initial Term Loans.

(v) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Term Loan Facility and the Incremental Term Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effectuate the provisions of this Section 2.01(d), and, for the avoidance of doubt, this Section 2.01(d)(v) shall supersede any provisions in Section 12.01. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.01(d) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents.

Section 2.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Delayed Draw Term Loans shall be in multiples of $500,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. The aggregate principal amount of each Borrowing of Revolving Loans shall be in multiples of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than five (5) Borrowings of SOFR Loans under this Agreement.

Section 2.03 Notice of Borrowing. The Borrower shall give the Administrative Agent prior written notice (i) prior to 10:00 a.m. at least five (5) Business Days’ prior to each Borrowing of Term Loans (or such shorter period as the Administrative Agent may agree in the case of the Borrowing of Term Loans on the Closing Date or in connection with any Incremental Term Loan Facility) and (ii) prior to 10:00 a.m. at least three (3) Business Days’ prior to each Borrowing of Revolving Loans. Such notice in the form of Exhibit N-1 (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Loans to be made, (B) the date of the Borrowing, (C) the wire instructions for the Borrower’s account where funds should be sent (or in the case of the Closing Date Term Loans, the Closing Date funds flow) and (D) whether the Loans shall consist of ABR Loans and/or SOFR Loans and, if the Loans are to include SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

Section 2.04 Disbursement of Funds. (a) No later than (i) 2:00 p.m., in the case of each Borrowing of Delayed Draw Term Loans or Revolving Loans for which a Notice of Borrowing has been delivered prior to the time required under Section 2.03, on the date the requested Borrowing specified in the Notice of Borrowing therefor, each Lender will make available its pro rata portion, if any, of such Borrowing requested to be made on such date in the manner provided below, (ii) 2:00 p.m., in the case of the making of the Closing Date Term Loans on the Closing Date, if the conditions set forth in Article V and Article VI to the effectiveness of this Agreement are met prior to 12:00 p.m. on the Closing Date, and (iii) 2:00 p.m., in the case of each Borrowing of Incremental Term Loans for which all conditions to the making of such Loan set forth in this Agreement have been met prior to 10:00 a.m. on the requested date of such Borrowing specified in the Notice of Borrowing therefor, each Lender will make available its pro rata portion, if any, of the Loan in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower, under any Borrowing, in immediately available funds to the Administrative Agent, and the Administrative Agent will, after receipt of all requested funds, make available to the Borrower, by depositing in an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrower the then-applicable rate of interest, calculated in accordance with Section 2.08, applicable to ABR Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.05 Payment of Loans; Evidence of Debt.

(a) Closing Date Term Loans. The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders of the Closing Date Term Loans, on the Maturity Date, the entire principal amount of all then outstanding Closing Date Term Loans.

(b) Delayed Draw Term Loans. The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders of the Delayed Draw Term Loans, on the Maturity Date, the entire principal amount of all then outstanding Delayed Draw Term Loans.

(c) Revolving Loans. The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders of the Revolving Loans, on the Maturity Date, the entire principal amount of all then outstanding Revolving Loans.

(d) [Reserved].

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f) The Borrower agrees that from time to time on and after the Closing Date, upon the request to any Agent by any Lender, at the Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s share of the outstanding principal amount of the Term Loans, Delayed Draw Term Loans or Total Delayed Draw Term Loan Commitment, as the case may be. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Credit Party absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Credit Party. The Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Closing Date Term Loan or Delayed Draw Term Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent from the Borrower and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (e) and (f) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure of any Lender or any Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

Section 2.06 Conversions and Continuations

(a) . (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans, as the case may be, for an additional Interest Period; provided, that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the proposed conversion, (iii) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period in excess of one month if an Event of Default is in existence on the date of the proposed continuation and shall be converted into ABR Loans and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent written notice prior to 10:00 a.m. at least three (3) Business Days (or one (1) Business Day in the case of a conversion into ABR Loans) (and in either case on not more than ten (10) Business Days) prior to such proposed conversion or continuation, in the form of Exhibit N-2 (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans, such SOFR Loans shall be converted on the last day of the current Interest Period into ABR Loans. If, upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 206(a), the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

Section 2.07 Pro Rata Borrowings. Each Borrowing of Closing Date Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of Revolving Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Loan Commitments. Each Borrowing of Delayed Draw Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Delayed Draw Term Loan Commitments. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Incremental Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

Section 2.08 Interest. (a) The unpaid principal amount of each Term Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Term Loan that is a SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Adjusted Term SOFR.

(c) From and after the occurrence and during the continuance of (i) any Event of Default under Sections 10.01(a) or 10.01(h), automatically and without any notice or other action by the Administrative Agent or the Collateral Agent, or (ii) any Event of Default other than an Event of Default under Sections 10.01(a) or 10.01(h), if requested by the Administrative Agent or the Required Lenders (with notice to the Borrower thereof), the Borrower shall pay interest on the principal amount of all Loans and all other unpaid Obligations (other than Obligations due with respect to Specified Hedging Agreements), to the extent permitted by Applicable Law, at the rate described in Section 2.08(a) or Section 2.08(b), as applicable, plus two (2) percentage points (2.00%) per annum from the date of such Event of Default. All such interest shall be payable on demand and in cash.

(d) Interest on each Term Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment or prepayment thereof and shall be payable (i) in respect of each ABR Loan, monthly in arrears on the last Business Day of each calendar month, beginning with the month ending December 31, 2022, (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Term Loan, on the date of prepayment thereof (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) In addition to the interest rates set forth above, each Loan shall accrue interest at the PIK Rate and the PIK Amount shall be paid in kind monthly in arrears on the last Business Day of each calendar month, beginning with the month ending December 31, 2022. Any interest in respect of the Loans hereunder that is paid in kind in accordance with this clause (e) shall be capitalized and added to the outstanding principal amount of such Loans, in arrears on each interest payment date (and thereafter will accrue interest as principal) for such Loans and shall be payable as part of the outstanding principal amount of the Loans to which such amount is added.

(f) All computations of interest hereunder shall be made in accordance with Section 4.05.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Section 2.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans (in the case of the initial Interest Period applicable thereto) prior to 10:00 a.m. on the third (3rd) Business Day (and in any event, on not more than ten (10) Business Days’ notice) prior to the expiration of an Interest Period applicable to a Borrowing of SOFR Loans, the Borrower shall have, by giving the Administrative Agent such written notice the right to elect the Interest Period applicable to such Borrowing:

(a) the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

Section 2.10 Increased Costs, Illegality, etc.

(a) If any Change in Law (i) imposes, modifies, or deems applicable any reserve (including any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of the Adjusted Term SOFR), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender; (ii) subject any Recipient to any Taxes (other than (A) indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) imposes on any Lender any other condition affecting its SOFR Loans, its Note(s), or its obligation to make SOFR Loans, and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) that Lender (or any SOFR office of that Lender) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by that Lender (or its SOFR office) under this Agreement or under its Note(s) with respect thereto, then upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to the Administrative Agent), the Borrower shall pay directly to that Lender such additional amount as will compensate that Lender for that increased cost or that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(b) If any Lender reasonably determines that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on that Lender’s or that controlling Person’s capital as a consequence of that Lender’s obligations under this Agreement to a level below that which that Lender or that controlling Person could have achieved but for that change, adoption, phase-in, or compliance (taking into consideration that Lender’s or that controlling Person’s policies with respect to capital adequacy) by an amount deemed by that Lender or that controlling Person to be material, then from time to time, upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to the Administrative Agent), the Borrower shall pay to that Lender such additional amount as will compensate that Lender or that controlling Person for that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(c) The Administrative Agent shall promptly notify the other parties of the following:

(i) The Administrative Agent reasonably determines (which determination will be binding and conclusive on the Borrower) that by reason of circumstances affecting the interbank SOFR market adequate and reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR; or

(ii) the Required Lenders advise the Administrative Agent that the Adjusted Term SOFR as determined by the Administrative Agent will not adequately and fairly reflect the cost to those Lenders of maintaining or funding SOFR Loans (taking into account any amount to which those Lenders may be entitled under this Section 2.10) or that the making or funding of SOFR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of those Lenders materially affects those Loans.

(d) So long as any circumstances described in a notice delivered pursuant to Section 2.10(c) continue, (i) no Lender will be required to make or convert any SOFR Loans, and (ii) each such Loan will, unless then repaid in full, automatically convert to an ABR Loan.

(e) If, after the date of this Agreement, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any Governmental Authority or other regulatory body charged with the administration thereof, makes it (or in the good faith judgment of any Lender causes a substantial question as to whether it is) unlawful for any Lender to make, maintain, or fund SOFR Loans, then that Lender shall promptly notify each of the other parties to this Agreement and, so long as those circumstances continue, (i) that Lender will not be required to make or convert any ABR Loan into a SOFR Loan (but that Lender shall, subject to the other terms of this Agreement, make ABR Loans concurrently with the making of or conversion of ABR Loans into SOFR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of SOFR Loans which would be made or converted into by that Lender at that time in the absence of those circumstances), and (ii) each such SOFR Loan will, unless then repaid in full, automatically convert to an ABR Loan. Each ABR Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a SOFR Loan (an “Affected Loan”) will remain outstanding for the Interest Period corresponding to the SOFR Loans of which that Affected Loan would be a part absent those circumstances.

(f) Determinations and statements of any Lender pursuant to this Section 2.10 will be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 2.01(a) or Section 2.10(b) and the provisions of this Section 2.10 will survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

Section 2.11 Compensation. If (a) any payment of principal of a SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such SOFR Loan as a result of a payment or conversion pursuant to Sections 2.05, 2.06, 2.10, 4.01 or 4.02, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, (b) any Borrowing of SOFR Loans is not made as a result of a withdrawn Notice of Borrowing (except with respect to a revocation as provided in Section 2.10), (c) any ABR Loan is not converted into a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any SOFR Loan is not continued as a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 4.01 or 4.02, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such SOFR Loan.

Section 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to (i) designate or assign its rights and transfer its obligations hereunder to another lending office, branch or affiliate for any Loans affected by such event or (ii) file any certificate or document reasonably requested in writing by the Borrower; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 4.04.

Section 2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 4.04 is given by any Lender more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 4.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

Section 2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 4.02(c) or Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any Fees set forth in Section 3.01(a) or Section 3.01(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fees that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Responsibility. The failure of any Defaulting Lender to make any Delayed Draw Term Loan or Revolving Loan, or to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Credit Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Credit Document.

(b) Defaulting Lender Cure. Once the Defaulting Lender has cured such default in a manner reasonably satisfactory to the Administrative Agent and the Borrower, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.15 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

ARTICLE III
Fees and Commitment Terminations

Section 3.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Revolving Loan Commitment in accordance with their respective Revolving Loan Commitment Percentages, as applicable, a commitment fee (the “Revolving Loan Commitment Fee”) calculated at the rate of one half of one percent (0.50%) per annum on the average daily Revolving Loan Availability during each calendar quarter or portion thereof from the Closing Date to the Maturity Date. The Revolving Loan Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date or any earlier date on which the Revolving Loan Commitments shall terminate. For the avoidance of doubt, following the Second Amendment Effective Date, no Revolving Loan Commitment Fee shall be paid.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Delayed Draw Term Loan Commitment in accordance with their respective Delayed Draw Term Loan Commitment Percentages, as applicable, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) calculated at the rate of one half of one percent (0.50%) per annum on the average daily Delayed Draw Term Loan Commitment during each calendar quarter or portion thereof from the Closing Date to the Delayed Draw Term Loan Termination Date. The Delayed Draw Term Loan Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Delayed Draw Term Loan Termination Date or any earlier date on which the Delayed Draw Term Loan Commitments shall terminate.

(c) The Borrower agrees to pay to the Administrative Agent, all the Fees set forth in the Fee Letter at the times and in the amounts specified therein.

Section 3.02 Mandatory Termination of Commitments.

(a) The Total Term Loan Commitment shall terminate upon the closing of the Transactions on the Closing Date.

(b) Any remaining Total Delayed Draw Term Loan Commitment shall terminate at 5:00 P.M on the Delayed Draw Term Loan Termination Date.

(c) The Revolving Loan Commitment shall terminate on the Maturity Date.

ARTICLE IV
Payments

Section 4.01 Voluntary Prepayments and Optional Commitment Reductions.

(a) The Borrower shall have the right to voluntarily prepay Term Loans in whole or in part from time to time.

(b) Upon the giving of a notice of prepayment, the principal amount of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment on the following terms and conditions: (i) the Borrower, shall give the Agents written notice of (A) its intent to make such prepayment, (B) the amount of such prepayment and (C) in the case of SOFR Loans, the specific Borrowing(s) pursuant to which made, no later than (x) in the case of SOFR Loans, 1:00 p.m. three (3) Business Days prior to, and (y) in the case of ABR Loans, 1:00 p.m. one (1) Business Day prior to the date of such prepayment, and such notice shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be; (ii) each partial prepayment of any Term Loans shall be in a multiple of $250,000 and in an aggregate principal amount of at least $500,000; provided, that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for SOFR Loans; and (iii) any prepayment of SOFR Loans pursuant to this Section 4.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 4.01 shall be applied as directed by the Borrower (and absent any such direction, in direction order of maturity of the remaining scheduled amortization payments of the Term Loans).

(c) The Borrower may at any time upon at least three (3) Business Days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice to the Administrative Agent permanently reduce the Total Delayed Draw Term Loan Commitment or the Total Revolving Loan Commitment, without premium or penalty; provided, that such reductions shall be in an amount greater than or equal to $1,000,000. Except as otherwise permitted hereunder (including pursuant to Sections 2.14, 12.06 or 12.07(b)), all reductions of the Total Delayed Draw Term Loan Commitment and Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Delayed Draw Term Loan Commitment or Revolving Loan Commitment, as applicable.

Section 4.02 Mandatory Prepayments and Commitment Reductions.

(a) Loan Prepayments.

(i) No later than five (5) Business Days after the incurrence of any Indebtedness by any Credit Party or any of their respective Subsidiaries (other than Indebtedness permitted under Section 9.01), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Debt Proceeds to be applied as set forth in Section 4.02(a)(vii). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.

(ii) No later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Disposition “(other than any Disposition permitted under Section 9.04(a), Section 9.04(b), Section 9.04(d), Section 9.04(e) or Section 9.04(h)), the Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Disposition, only to the extent the aggregate amount of such Net Disposition Proceeds in any fiscal year exceeds $250,000 in the aggregate, to be applied as set forth in Section 4.02(a)(vii); provided, that the Borrower or its Subsidiaries (as applicable) may, at their option by notice in writing to the Agents on or prior to the fifth (5th) Business Day after the occurrence of the Disposition giving rise to such Net Disposition Proceeds, (x) within 90 days after such event, enter into a definitive agreement for the purchase of assets which are used or useful in the business of the Borrower or its Subsidiaries (as applicable) and (y) within 180 days after such event, consummate the purchase of such assets with such Net Disposition Proceeds so long as no Default or Event of Default shall have occurred and be continuing, in each case as certified by the Borrower in writing to the Agents at the time of entering into a binding contract to reinvest such Net Disposition Proceeds. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(iii) No later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Casualty Event, the Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, only to the extent the aggregate amount of such Net Casualty Proceeds in any fiscal year exceeds $250,000 in the aggregate, to be applied as set forth in Section 4.02(a)(vii); provided, that the Borrower may, at its option by notice in writing to the Agents no later than five (5) Business Days after receipt of such Net Casualty Proceeds, reinvest such Net Casualty Proceeds in assets that are used or useful in the business of the Borrower or its Subsidiaries (as applicable) so long as (x) Borrower or such Subsidiary shall have entered into a definitive agreement for the purchase of assets or property within 90 days following the receipt of such Net Casualty Proceeds and (y) within 180 days after such event, consummate the purchase of such assets, with the amount of Net Casualty Proceeds unused after such period to be applied as set forth in Section 4.02(a)(vii). Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event.

(iv) [Reserved].

(v) [Reserved].

(vi) Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 10.02, the Borrower shall repay all the Loans, unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(vii) Amounts to be applied in connection with prepayments made pursuant to Section 4.02 shall be applied, first, to the prepayment of the Term Loans on a pro rata basis, second to the prepayment of the Revolving Loans on a pro rata basis, and third, to the prepayment of any other outstanding Obligations (other than Obligations under Specified Hedging Agreements to the extent cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Qualified Counterparty). Each prepayment of the Loans under Section 4.02 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(viii) The Borrower shall provide five (5) Business Days’ prior written notice to the Administrative Agent of any mandatory prepayment under this Section 4.02, which shall notice shall (A) be in writing, (B) specify the amount of the prepayment, and (C) set forth the subsection of this Section 4.02 pursuant to which such prepayment is made.

(b) Application to Term Loans. With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 4.01(b) the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and such prepayments will be applied to the remaining installments in the inverse order of maturity; provided, that the Borrower pay any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of SOFR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Collateral Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. With respect to each prepayment of such Loans required by Section 4.02 such payments will be applied pro rata to the outstanding Term Loans, and such prepayments will be applied to the remaining installments in the inverse order of maturity; provided, that the Borrower pay any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of SOFR Loans made on any date other than the last day of the applicable Interest Period. Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment.

(c) Revolving Loan Prepayments. The Borrower shall immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the Total Revolving Loan Commitments, to the full extent of any such excess.

(d) Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, all proceeds of Collateral received by any Collateral Agent pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations shall be, subject to the provisions of  Section 2.14, applied as set forth in this clause (d), as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i) first, to pay any costs and expenses of the Agents and fees then due to the Agents under the Credit Documents, and any indemnities then due to any Agent under the Credit Documents, until paid in full,

(ii) second, to pay any fees or premiums then due to any of the Lenders under the Credit Documents until paid in full,

(iii) third, ratably to pay any costs or expense reimbursements of Lenders and indemnities then due to any of the Lenders under the Credit Documents until paid in full,

(iv) fourth, ratably to pay interest due in respect of the outstanding Loans until paid in full,

(v) fifth, ratably to pay the outstanding principal balance of the Loans until the Loans are paid in full,

(vi) sixth, to pay any other Obligations (including any Hedging Obligations under Specified Hedging Agreements), and

(vii) seventh, to the Borrower or such other Person entitled thereto under Applicable Law.

Section 4.03 Payment of Obligations; Method and Place of Payment. (a) The obligations of the Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 4.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto not later than 2:00 p.m. on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent, and any amounts received after such time on such date may, in Administrative Agent’s sole discretion, be deemed received on such date for purposes of determining whether an Event of Default has occurred (provided, that such amounts shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon). The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m., on such day) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m., may, in Administrative Agent’s sole discretion, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

Section 4.04 Net Payments

. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) other than Excluded Taxes (“Non-Excluded Taxes”). If any such Non-Excluded Taxes are required to be withheld from any amounts payable under this Agreement, the Credit Party shall increase the amounts payable to such Agent or such Lender to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes imposed on additional amounts payable hereunder) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are paid by a Credit Party, as soon as practicable thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof. If such Credit Party fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority, such Credit Party shall indemnify the Agents and the Lenders for any such Non-Excluded Taxes plus any incremental taxes, interest, costs or penalties that are paid by any Agent or any Lender as a result of any such failure. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 4.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Non-Excluded Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (a).

(b) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation and such other reasonably requested information by the Borrower and Administrative Agent as will permit the Borrower and Administrative Agent or the relevant Lender, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Secured Party’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Secured Party pursuant to the Credit Documents or otherwise to establish such Secured Party’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Secured Party, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(b)(i), (ii), (iii) and (iv)) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party. Without limiting the generality of the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) Each Lender that is not organized under the laws of the United States of America or any state thereof (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two (2) copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (B) Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY (including any attachments thereto) or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(iii) Each Lender shall:

(A) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such. Lender pursuant to clauses (i) or (ii) above;

(B) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case any change in Applicable Laws has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form under subparagraphs (i) or (ii) above. Each Person that shall become a Participant pursuant to Section 12.06 or a Lender pursuant to Section 12.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.04(b); provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this paragraph (iii), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver or that would, in the Lender’s reasonable judgment, subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and

(iv) if a payment made any Lender by or on account of any Obligation or Credit Documents of Borrower hereunder would be subject to withholding tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (ii) other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent or the Borrower to comply with their obligations under FATCA to determine if such Lender is exempt from withholding under FATCA and to determine the amount to deduct and withhold under FATCA. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) If any Lender or any Agent determines, in its sole discretion, that it has received a refund of a Tax for which an additional payment has been made by the Borrower pursuant to this Section 4.04 or Section 12.05 of this Agreement, then such Lender or such Agent, as the case may be, shall reimburse the applicable Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.04 and Section 12.05 with respect to the Tax giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to such Borrower or any other Person.

(d) Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 4.05 Computations of Interest and Fees

. (a) All interest and fees shall be computed (i) in the case of ABR Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of SOFR Loans, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable. Payments due on a day that is not a Business Day shall (except as otherwise required by Section 2.09(c)) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

Section 4.06 [Reserved]

ARTICLE V
Conditions Precedent to Initial Credit Extension

The occurrence of the initial Credit Extension is subject to the satisfaction or waiver of the following conditions precedent on or before the Closing Date:

Section 5.01 Credit Documents.

The Agents shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party (other than as set forth in Section 6.02):

(a) this Agreement;

(b) the Fee Letter;

(c) the Guarantee Agreement;

(d) the IPSoft Guarantee Agreement

(e) the Notice of Borrowing;

(f) the Security Pledge Agreement; and

(g) the Perfection Certificate.

Section 5.02 Collateral.

(a) All documents and instruments required to create and perfect the Collateral Agent’s perfected first priority security interests in the Collateral shall have been executed and delivered and if applicable, be in proper form for filing; and

(b) the Agents shall have received (i) customary executed payoff letters reflecting repayment of the Existing Loans, (ii) evidence satisfactory to the Collateral Agent that the documents necessary to effectuate the release of the Liens with respect to the Existing Loans have been provided prior to or substantially simultaneously with the initial Credit Extensions hereunder, and (iii) evidence satisfactory to the Administrative Agent that no Indebtedness not permitted hereunder will remain outstanding after the initial Credit Extensions hereunder and no noteholders remain on the balance sheet or Topco and its Subsidiaries.

Section 5.03 Legal Opinion. The Agents shall have received an executed legal opinion of DLA Piper, counsel to the Credit Parties, addressed to the Agents and the Lenders and in form and substance reasonably satisfactory to the Agents.

Section 5.04 Secretary’s Certificates. The Agents shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, managing member or general partner, as applicable, as to:

(a) resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents applicable to such Person and the execution, delivery and performance of each Credit Document, in each case, to be executed by such Person;

(b) the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person; and

(c) each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, and corporate good standing certificates, each certified within a recent date prior to the Closing Date, by the appropriate officer or official body of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction.

Section 5.05 Solvency Certificate. The Agents shall have received a Solvency Certificate of a financial officer or other Authorized Officer of Topco, on behalf of the Credit Parties, in form reasonably satisfactory to the Agents confirming that the Credit Parties and their Subsidiaries, taken as a whole, immediately after giving effect to the making of the Loans on the Closing Date and the other Transactions are Solvent.

Section 5.06 Financial Information. The Agents shall have received the following documents and reports (each in form and substance reasonably satisfactory to the Agents):

(a) the Historical Financial Statements;

(b) [reserved]; and

(c) a pro forma consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2022, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, each prepared in good faith by Holdings in accordance with generally accepted accounting principles in the United States.

Section 5.07 Insurance. The Collateral Agent shall have received (x) a certificate of insurance with respect to each insurance policy required by Section 8.03 and (y) endorsements to the Credit Parties’ liability and property insurance policies naming the Collateral Agent as an additional insured or lender’s loss payee, as applicable, thereunder in accordance with the requirements of Section 8.03.

Section 5.08 Lien Searches. The Collateral Agent shall have received customary lien searches (including intellectual property searches) with respect to the Credit Parties indicating no Liens other than Liens permitted under Section 9.02 (or liens with respect to Existing Loans to be repaid on the Closing Date).

Section 5.09 Material Adverse Effect. Since December 31, 2023, there has not been any event or series of events which has had a Material Adverse Effect.

Section 5.10 Equity Transactions.

(a) [Reserved].

(b) The Administrative Agent shall have received true, correct and complete copies of the documents evidencing the transactions referenced in Section 5.10(a).

(c) [Reserved].

Section 5.11 [Reserved].

Section 5.12 Diligence.

(a) The Administrative Agent shall have reviewed and been satisfied with all of the Credit Parties’ material contractual obligations.

(b) The Administrative Agent shall have completed to its satisfaction all legal, regulatory and business due diligence (including review of historical, current, interim and projected financial statements) by Lender. Such due diligence shall include, without limitation, completion with satisfactory results in the Administrative Agent’s reasonable discretion of each of the following: (i) site visits and (ii) meetings with certain key management.

(c) The Administrative Agent shall have received to its satisfaction background checks on certain key management and shareholders of Borrower.

(d) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that no Credit Party or their Subsidiaries have any outstanding tax liabilities on the Closing Date.

(e) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that key management and certain shareholders will have entered into customary agreements containing terms and conditions acceptable to the Administrative Agent including among other things, non-competition, non-solicitation and confidentiality provisions.

Section 5.13 Reorganization. The Administrative Agent shall have received the documents evidencing completion and approval of the Reorganization and shall have been satisfied that the Reorganization has been completed.

Section 5.14 Fees and Expenses. Concurrently with the initial funding under this Agreement, the Administrative Agent and each Lender shall have received, for its own respective account, (a) all fees and out-of-pocket expenses due and payable to such Person under the Fee Letter, and (b) the reasonable fees, costs and out-of-pocket expenses due and payable to such Person pursuant to Sections 3.01 and 12.05 (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented at least two (2) Business Days prior to the Closing Date.

Section 5.15 Patriot Act Compliance and Reference Checks.

(a) The Administrative Agent shall have received all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five (5) days prior to the Closing Date to the extent requested by the Collateral Agent at least ten (10) days prior to the Closing Date, including, without limitation, duly executed IRS Form W-9 for each of the Credit Parties.

(b) To the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received such Beneficial Ownership Certification at least three (3) Business Days prior to the Closing Date.

ARTICLE VI
Additional Conditions Precedent

Section 6.01 Conditions Precedent to all Credit Extensions.

(a) No Default; Representations and Warranties; Pro-forma Compliance. The agreement of each Lender to make any Loan requested to be made by it on any date (for the avoidance of doubt, other than a conversion of Loans to another Type or the continuation of SOFR Loans) on any date is subject to the satisfaction or waiver of the following conditions precedent that at the time of each such Credit Extension and also immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (without duplication of materiality qualifiers); in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (iii) with respect to each borrowing of a Delayed Draw Term Loan and/or a Revolving Loan, as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01, the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis,. The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower and Topco on the date of such Credit Extension as to the applicable matters specified in paragraph (a) of this Section 6.01.

(b) Notice of Borrowing. Prior to the making of each Term Loan and each Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.03.

Solely for purposes of determining whether the conditions set forth in Article V and this Section 6.01 have been satisfied in respect of the initial Credit Extensions made on the Closing Date, the Agents and each Lender party hereto shall be deemed to have consented to, approved, accepted or be reasonably satisfied with any document delivered prior to such Credit Extension or other matter (in each case, for which such consent, approval, acceptance or satisfaction is expressly required by Article V or Section 6.01, as applicable) by releasing its signature page to this Agreement.

Section 6.02 Post-Closing Covenant. The Borrower has informed the Administrative Agent and the Lenders that certain items required to be delivered to the Administrative Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement, or a covenant to be performed after the Closing Date, will not be delivered to Administrative Agent as of the date hereof. As an accommodation to the Borrower, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement on the Closing Date, notwithstanding that such conditions to closing and required covenants have not been satisfied (but subject to the other terms and conditions set forth in this Agreement). In consideration of such accommodation, the Borrower hereby agrees to take each of the actions described on Schedule 6.02 attached hereto, in each case in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent, in its sole discretion.

ARTICLE VII
Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and make the Loans as provided for herein, the Credit Parties make each of the following representations and warranties, and agreements with, the Lenders and the Agents on the Second Amendment Effective Date and on the date of each Notice of Borrowing and as otherwise specified in this Agreement or any other Credit Document:

Section 7.01 Corporate Status. Each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions where it does business or owns assets except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and all such documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 7.03 No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Contractual Obligation, in the case of either clause (A) and (B) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (i), (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

Section 7.04 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Credit Party, threatened in writing, (x) litigation, action or proceeding, (y) unfair labor practice complaint before the National Labor Relations Board, grievance or arbitration proceeding arising out of or under any collective bargaining agreement, or (z) strikes, lockouts or slowdowns, in each case, against the Credit Parties or any of their respective Subsidiaries or against any of their businesses, operations or properties (a) except as set forth in Schedule 7.04, that could reasonably be expected to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document or the Transaction.

Section 7.05 Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.12. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

Section 7.06 Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any material contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions and (c) for Intellectual Property registered or issued in the United States that is Collateral, filings in the United States Patent and Trademark Office and United States Copyright Office) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party; provided, however, the foregoing does not apply to Intellectual Property that is Collateral arising under the laws of any jurisdiction outside of the United States. There does not exist any judgment, order, injunction or other restraint issued or, to the knowledge of any Credit Party, filed with respect to the transactions contemplated by the Credit Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

Section 7.07 Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 7.08 Accuracy of Information. None of the factual written information and data (taken as a whole and excluding any projections, estimates and other forward-looking statements and general economic and industry information) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender (including all factual information contained in the Credit Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided, that to the extent such information, report, financial statement, or other factual information or data was based upon or constitutes a forecast or projection or other forward looking information (including the Closing Date Projections), each of the Credit Parties represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time such forecasts, projections or information was made available to any Agent or any Lender. Agents and Lenders acknowledge that such forecasts, projections and other forward looking information are not to be viewed as facts and are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, which may be beyond the control of the Credit Parties, that no assurance is given by any Credit Party that the results forecasted in any such projections will be realized, and that actual results covered by such forecasts, projections and other forward looking information may differ from the projected results and that such differences may be material. As of the Second Amendment Effective Date, the information included in each Beneficial Ownership Certification provided on or prior to the Second Amendment Effective Date in connection with this Agreement is true and correct in all respects.

Section 7.09 Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of IPSoft LLC and its Subsidiaries, at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments, the absence of footnotes and compliance with purchase accounting rules and requirements. The Historical Financial Statements, the and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 that is required to be prepared in accordance with GAAP have been and will for all periods following the Second Amendment Effective Date be prepared in accordance with GAAP consistently applied throughout the period covered thereby. All of the financial information described in the immediately preceding sentence will, when furnished, present fairly in all material respects the financial position and results of operations of Topco and its Subsidiaries, at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments, the absence of footnotes and compliance with purchase accounting rules and requirements.

Section 7.10 Tax Returns and Payments. Each Credit Party has filed all applicable federal income and all other material Tax returns, domestic and foreign, required to be filed by them and has paid all material Taxes and assessments payable by them that have become due and payable, other than those not yet delinquent or contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP. Each Credit Party and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Credit Parties) in accordance with GAAP for the payment of, all applicable federal income and material state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year. No Tax Lien has been filed, and, to the knowledge of any Credit Party, no material claim is being asserted, with respect to any such Tax (other than in respect of Taxes not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on its books).

Section 7.11 Compliance with ERISA. (i) Each Plan is in material compliance with ERISA, the Code and any Applicable Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii)  no Multiemployer Plan is insolvent or in endangered or critical status within the meaning of Section 432 of the Code or 4245 of Title IV of ERISA, as applicable (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; (iv) no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (v) no Plan has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) (or is reasonably likely to do so); (vi) no failure to make any required installment under Section 430(j) of the Code with respect to any Plan or any failure of a Credit Party, any of their respective Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due has occurred; (vii) none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204, or 4205 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (viii) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; (ix) no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of a Plan or Multiemployer Plan exists (or is reasonably likely to exist) nor have the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan or Multiemployer Plan; (x) no Plan has an Unfunded Current Liability; and (xi) no liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate.

Section 7.12 Subsidiaries. (a) As of the Second Amendment Effective Date none of the Credit Parties has any Subsidiaries or joint ventures other than the Subsidiaries and joint ventures listed on Schedule 7.12, and (b) on any date thereafter, none of the Credit Parties has any Subsidiaries or joint ventures other than the Subsidiaries and joint ventures listed on Schedule 7.12, including any updates made thereto pursuant to and in accordance with Section 8.01(d). On the Second Amendment Effective Date and on any date thereafter, Schedule 7.12 including any updates thereto pursuant to and in accordance with Section 8.01(d), describes the ownership interest of each of the Credit Parties, including the number of each class of Capital Stock authorized and the number outstanding, the number of Capital Stock covered by all outstanding options, warrants, rights of conversion or similar rights, the holders of its Capital Stock and agreements binding on such holders with respect to such Capital Stock. Except as set forth on Schedule 7.12, as of the Second Amendment Effective Date and on any date thereafter, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Capital Stock of any Credit Party or Subsidiary thereof.

Section 7.13 Intellectual Property; Licenses, etc. Each Credit Party owns, or possesses the right to use, all of the Intellectual Property used in, and material to, the operation of their respective businesses and none of such Intellectual Property is subject to any license to or from the IPSoft Guarantors or their Subsidiaries. No Credit Party, in the operation of its business, infringes upon any Intellectual Property rights held by any other Person in a material way. No material claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Credit Party threatened.

Section 7.14 Environmental Warranties. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) none of the Credit Parties or any of their respective Subsidiaries has become subject to any pending Environmental Claim or any other liability under any Environmental Law or, to the knowledge of such Credit Party, threatened Environmental Claim or any other liability under any Environmental Law.

(b) None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Property or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 7.15 Ownership of Properties. As of the Second Amendment Effective Date and on any date thereafter, Schedule 7.15 including any updates made thereto pursuant to and in accordance with Section 8.01(d), is a list of all of the Real Property owned or leased by any of the Credit Parties, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned tangible personal property, good and valid title to such personal property, and (c) in the case of leased Real Property, valid leasehold interests in such leased property except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

Section 7.16 No Default. None of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation (other than any such Contractual Obligation in respect of Indebtedness) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 7.17 Solvency. On the Second Amendment Effective Date after giving effect to the Loans borrowed on the Second Amendment Effective Date, the Transactions and the other transactions related thereto and on any date thereafter, Topco and its Subsidiaries, on a consolidated basis, are Solvent.

Section 7.18 Security Documents. The Security Pledge Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). In the case of the Pledged Stock described in the Security Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Pledge Agreement, when financing statements and other filings specified on Schedule 7.18 in appropriate form are filed in the offices specified on Schedule 7.18, the Security Pledge Agreement shall constitute a fully perfected Lien on, and first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof (other than Intellectual Property that is Collateral for which additional filings are required to be made under Applicable Laws, in each case, if and to the extent perfection may be achieved by such filings, and with respect to Pledged Stock of any Foreign Subsidiary which may require additional documents under Applicable Laws, if and to the extent perfection may be achieved by such delivery and/or such filings) to the extent such proceeds can be protected by such filings, as security for the Obligations.

Section 7.19 Compliance with Laws; Authorizations. Each Credit Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in the case of each of clauses (a) and (b), to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.20 No Material Adverse Effect. Since December 31, 2023, there has been no Material Adverse Effect.

Section 7.21 Contractual or Other Restrictions. No Credit Party or any of their respective Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that prohibits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that prohibits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

Section 7.22 Data Security and Privacy.

(a) Each Credit Party and its Subsidiaries is, and at all times since January 1, 2021, has been, in compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of a Credit Party or a Subsidiary or maintained by third parties on behalf of such Credit Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Credit Party or a Subsidiary is a party; and (iii) all applicable data transfer agreements and data processing agreements, including the EU standard contractual clauses, to which a Credit Party or a Subsidiary is a party (collectively, “Privacy Agreements”).

(b) Each Credit Party and its Subsidiaries is, and at all times since January 1, 2021, has been, in compliance in all material respects with all applicable prior and current written internal and public-facing privacy policies and notices of the Credit Parties and its Subsidiaries regarding the collection, retention, use, processing, disclosure and distribution of Personal Data by the Credit Parties or their Subsidiaries or their respective agents (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be consistent in all material respects with the actual practices of each Credit Party and its Subsidiaries. The Privacy Policies contemplate the Credit Parties’ and its Subsidiaries’ current uses of the Personal Data, and to the extent required under applicable Data Protection Laws, each Credit Party and its Subsidiaries has sought and obtained the appropriate consent from the applicable data subject for such uses. The Privacy Policies have since January 1, 2021, made all disclosures to users, customers, employees, or other individuals required by Data Protection Laws.

(c) Each Credit Party and its Subsidiaries has in place, maintain, and comply with, a comprehensive written information security program (“Security Program”) that (i) complies in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) includes and incorporates commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security and integrity of all Personal Data and any other sensitive or confidential information or data related to each Credit Party and its Subsidiaries (collectively, “Company Sensitive Information”) in the Credit Parties’ or its Subsidiaries’ possession or control and to protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d) Since January 1, 2021, to the knowledge of the Credit Parties, there has been (i) no actual, suspected or alleged incidents of material unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems owned or controlled by a Credit Party or a Subsidiary or any of their contractors, and (ii) no actual, suspected or alleged incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information.

(e) Each Credit Party and its Subsidiaries has a valid and legal right (whether contractually, by Applicable Law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Credit Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f) Neither the Company nor the Company Subsidiary has received any, nor to the knowledge of the Credit Parties are there any pending, written or oral complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Credit Party or a Subsidiary, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Credit Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, or misleading trade practice.

Section 7.23 Collective Bargaining Agreements. As of the Second Amendment Effective Date, set forth on Schedule 7.23, and as of any date thereafter, set forth on Schedule 7.23 including any updates made thereto pursuant to and in accordance with Section 8.01(d), is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Credit Party or any of their respective Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party or any of their respective Subsidiaries.

Section 7.24 Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates. No Credit Party has received or is aware of any notice of violation or cancellation of any such insurance policy.

Section 7.25 Evidence of Other Indebtedness. As of the Second Amendment Effective Date, other than as listed on Schedule 7.25, the Credit Parties and each of their respective Subsidiaries have no outstanding Indebtedness other than the Loans hereunder and other Indebtedness permitted under Section 9.01.

Section 7.26 Deposit Accounts and Securities Accounts. As of the Second Amendment Effective Date, set forth in Schedule 7.26, and as of any date thereafter, as set forth on Schedule 7.26 including any updates made thereto pursuant to and in accordance with Section 8.01(d), is a list of all of the deposit accounts and securities accounts maintained by each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

Section 7.27 Brokers. As of the Second Amendment Effective Date, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with the Transactions that remain unpaid when due.

Section 7.28 Patriot Act. The Credit Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

The Credit Parties and each of their Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Credit Party, the agents of each Credit Party and each of their Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Credit Parties and each of their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

Section 7.29 Foreign Assets Control Regulations and Anti-Money Laundering. The Credit Parties and each of their Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Credit Party, the agents of each Credit Party and each of their Subsidiaries, are and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law.

ARTICLE VIII
Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations and, for the avoidance of doubt, Obligations under Specified Hedging Agreements to the extent cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Qualified Counterparty) are paid in full in cash in accordance with the terms of this Agreement:

Section 8.01 Financial Information, Reports, Notices and Information. The Credit Parties will furnish the Administrative Agent (for itself, the Collateral Agent and each Lender) copies of the following financial statements, reports, notices and information:

(a) [Reserved].

(b) Quarterly Financial Statements.

As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Topco (provided that if the Borrower files quarterly reports with the SEC, then delivery of quarterly financial statements hereunder shall be deemed delivered as and when the Borrower’s Form 10-Q is filed with the SEC for such fiscal quarter), commencing with the fiscal quarter ended September 30, 2024, (i) its unaudited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year of the Topco, all certified by one of its responsible officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(c) Annual Financial Statements.

As soon as available, but in any event in accordance with applicable law and not later than ninety (90) days after the end of each fiscal year of the Topco (provided that if the Topco files annual reports with the SEC, then delivery of annual financial statements hereunder shall be deemed delivered as and when the Topco’s Form 10-K is filed with the SEC for such fiscal year), its audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case, commencing with the twelve-months ending December 31,2024, in comparative form the figures for the previous fiscal year of the Topco, all reported on by PricewaterhouseCoopers LLP or another independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanatory paragraph, and without any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

(d) Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (b) or (c) above (or within five (5) Business Days after the filing of the Borrower’s 10-K or 10-Q with the SEC, as applicable), a Compliance Certificate, executed by an Authorized Officer of Topco, certifying that as of the end of such applicable period, the Credit Parties were in full compliance with all of the terms and conditions of this Agreement; and, if applicable, (i) setting forth calculations showing compliance with the applicable Financial Performance Covenant and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 7.09 with respect thereto, (ii) updating, as applicable, Schedules 7.12, 7.15, 7.23, and 7.26, and (iii) including a written supplement substantially in the form of Schedules 1, 4, 5 and 6, as applicable, to the Security Pledge Agreement with respect to any additional assets and property acquired by any Credit Party after the Closing Date, all in reasonable detail.

(e) [Reserved].

(f) Defaults. Promptly, and in any event, within three (3) Business Days after an Authorized Officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Credit Parties propose to take with respect thereto.

(g) Other Litigation. Within five (5) Business Days after becoming aware of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, $2,500,000 or more, or of any Credit Party or any of its Subsidiaries taking or threatening (in writing) legal action against any third person with respect to a material claim, and with respect to any such pending action or threatened action, a prompt report of any material development with respect thereto.

(h) Management Letters. Within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Credit Party by the independent public accountants referred to in Section 8.01(c) in connection with each audit made by such accountants.

(i) Beneficial Ownership Certification. Promptly upon becoming aware thereof, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in change to the list of beneficial owners identified in such certification.

(j) Other Information. With reasonable promptness, such other information regarding the business, financial, legal or corporate affairs of the Credit Parties and their Subsidiaries as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(k) [Reserved].

(l) Other Information.

(i) Within five (5) Business Days of delivery, copies of all statements, reports and notices generally made available to all Topco’s Capital Stock holders or to any holders of Subordinated Debt.

(ii) [Reserved].

(iii) [Reserved].

(iv) Within five (5) days of filing, a copy of Topco’s federal income tax return, and any amendment thereto.

(v) Together with the next Compliance Certificate due, or upon Administrative Agent’s request, a copy of the material documents entered into by Topco or any Subsidiary in connection with any preferred stock financing consummated after the Closing Date.

(m) Material Non-Public Information. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Topco and its Subsidiaries shall not deliver to Agent or any Lender any information that, in the reasonable judgment of Topco, would constitute Material Non-Public Information (and each of Agent and each Lender hereby so notifies Topco and its Subsidiaries of their election not to receive Material Non-Public Information) (an “MNPI Opt-Out Election”) (any such non-delivery shall not constitute a Default or an Event of Default for any purposes under this Agreement or any other Credit Document notwithstanding anything to the contrary herein or in any other Credit Document); provided, however, with no less than three (3) Business Days advance notice to Administrative Agent, Topco and its Subsidiaries may deliver Administrative Agent and the Lenders Material Non-Public Information solely to the extent in connection with requesting a waiver of a Default or Event of Default hereunder, or a consent to a transaction or agreement that would, absent such consent, constitute a Default or Event of Default hereunder. A Lender may rescind the MNPI Opt-Out Election by delivery of written notice to Topco and the Administrative Agent and receive its receipt of Material Non-Public Information.

Section 8.02 Books, Records and Inspections. The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain books of record and account, in which entries that are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be so as to present fairly in all material respects the financial position and results of operations of Topco and its Subsidiaries, subject to year-end audit adjustments (including purchase accounting) and any adjustments or estimations in connection with Permitted Acquisition or Disposition permitted under the defined term “Pro Forma Basis”. The Credit Parties will, and will cause each of their respective Subsidiaries to, permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of Topco or the Borrower shall be entitled and have the opportunity to be present), all at the expense of the Credit Parties and (unless an Event of Default then exists) at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties; provided, that, unless an Event of Default has occurred and is continuing (a) there shall not be more than two (2) such visits and inspections per year and (b) such visits and inspections shall be made upon at least one (1) Business Day’s notice at reasonable times during normal business hours; provided, further, that representatives of any Lender may accompany the Collateral Agent, or its representative or independent contractors, on any such visit at the expense of each such Lender. Any information obtained by the Collateral Agent pursuant to this Section 8.02 will shared with the Administrative Agent or any Lender.

Section 8.03 Maintenance of Insurance.

(a) The Credit Parties will and will cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Credit Parties’ industry and location and as the Administrative Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Credit Party, and in amounts that are reasonably satisfactory to the Administrative Agent.

(b) The Credit Parties will and will cause each Subsidiary to ensure that proceeds payable under any property policy with respect to Collateral are, at the Collateral Agent’s option, payable to the Collateral Agent on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing the Collateral Agent as lender loss payee, all liability policies shall show, or have endorsements showing, Collateral Agent as an additional insured, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Credit Parties will deliver a collateral assignment of business interruption insurance with respect to each applicable policy and a collateral assignment of any representation and warranty insurance obtained in connection with a Permitted Investment.

(d) At the Administrative Agent’s request, the Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 8.03 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).

(e) If any Credit Party fails to obtain insurance as required under this Section 8.03 or to pay any amount or furnish any required proof of payment to third persons and the Administrative Agent, Administrative Agent may make all or part of such payment or obtain such insurance policies required in this Section 8.03, and take any action under the policies the Administrative Agent deems prudent.

Section 8.04 Payment of Taxes. The Credit Parties will pay and timely file, and cause each of its Subsidiaries to timely file, all required tax returns and reports (or extensions thereof) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Credit Party and each of its Subsidiaries, except for deferred payment of any taxes contested in good faith and for which the Borrower has taken adequate reserves, or if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $50,000, and shall deliver to the Administrative Agent, on demand, appropriate certificates attesting to such payments.

Section 8.05 Property Locations. The Borrower will provide to the Administrative Agent at least ten (10) days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations). With respect to any property or assets of a Credit Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), the Credit Parties shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for the Collateral Agent’s benefit. The Borrower shall deliver to the Collateral Agent each warehouse receipt, where negotiable, covering any such property. With respect to any property or assets of a Credit Party located on leased premises (other than Excluded Locations), the Borrower shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.

Section 8.06 Government Compliance. Each Credit Party will and will cause each Subsidiary to maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Credit Party’s or Subsidiary’s business and for the performance by each Credit Party of its obligations under the Credit Documents to which it is a party and the grant of a security interest to Lender in all of its property, and comply with all terms and conditions with respect to such Governmental Approvals.

Section 8.07 Inventory and Reserves. Each Credit Party will and will cause each Subsidiary to keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Credit Party and its Account Debtors shall follow such Credit Party’s customary practices as they exist at the Second Amendment Effective Date. The Borrower shall promptly notify the Administrative Agent of all returns, recoveries, disputes and claims that involve more than $250,000.

Section 8.08 ERISA. (a) Promptly after any Credit Party or any of their respective Subsidiaries knows of the occurrence of any of the following events that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary or ERISA Affiliate (to the extent reasonably obtainable by a Credit Party) with respect thereto: that a Reportable Event with respect to a Plan has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) with respect to a Plan or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or for an extension of any amortization period under Section 412 or 430 of the Code with respect to a Plan; that a Multiemployer Plan has been or is to be terminated, partitioned or declared insolvent under Title IV of ERISA; that steps will be or have been instituted to terminate any Plan (including the giving of written notice thereof); that any Credit Party, Subsidiary or ERISA Affiliate has failed to make any required contribution to a Multiemployer Plan, or that a proceeding has been instituted against a Credit Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified any Credit Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; that any action has occurred with respect to a Plan which would reasonably be expected to result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; or that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069 or 4201, 4204, or 4205 of ERISA.

(b) Promptly following any request by any Agent therefor, copies of any documents described in Section 101(k) of ERISA that any Credit Party or any of their respective Subsidiaries may request with respect to any Multiemployer Plan or any notices described in Section 101(l) of ERISA that any Credit Party or any of their respective Subsidiaries may request with respect to any Multiemployer Plan; provided, that if any Credit Party or any of their respective Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or the applicable Subsidiary(ies), upon the request therefor by any Agent, shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; provided, further, that this paragraph (b) shall also apply to all documents and notices described in Section 101(k) or 101(l) of ERISA with respect to a Multiemployer Plan to which an ERISA Affiliate contributes or has any obligation, actual or contingent, to make any contribution or payment, if any Credit Party or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect under such Multiemployer Plan.

Section 8.09 Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to, (i) maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to transactions permitted pursuant to Section 9.03 or Section 9.04), and make necessary repairs, renewals and replacements thereof, (ii) maintain and renew all Intellectual Property (subject to the transactions and actions permitted pursuant to Section 9.03 or Section 9.04) and (iii) maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties and assets, in the case of each of clauses (i), (ii), and (iii), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.10 Additional Guarantors and Grantors. No later than fifteen (15) days after such time as a Credit Party or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or at any time upon the Administrative Agent’s request with respect to any Subsidiary whether existing as of the Closing Date or thereafter created or acquired: the Credit Parties will (a) provide written notice to the Administrative Agent together with certified copies of the Organization Documents for such Subsidiary, and (b) take all such action as may be reasonably required by the Administrative Agent to cause the applicable Subsidiary to either: (A) provide to the Administrative Agent a joinder to this Agreement, the Guarantee Agreement and the Security Pledge Agreement pursuant to which such Subsidiary becomes a Credit Party hereunder and thereunder, or (B) guarantee the Obligations of the Credit Parties under the Credit Documents and grant a security interest in and to the collateral of such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, in each case together with such Control Agreements and other documents, instruments and agreements reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent (including being sufficient to grant the Collateral Agent a first priority Lien, subject to Permitted Liens) in and to the assets of such Subsidiary and to pledge all of the direct or beneficial Capital Stock in such Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 8.10 shall be a Credit Document. Notwithstanding the foregoing, a Foreign Subsidiary shall be exempt from the foregoing requirement to provide a guaranty and collateral security, and the pledge of the Capital Stock of such Foreign Subsidiary shall be limited to 65% of the voting stock (and 100% of the non-voting stock) thereof that is held by the Credit Parties.

Section 8.11 Intellectual Property (a) . (a) Each Credit Party will and will cause each of its Subsidiaries to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise the Administrative Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; and (iii) not allow any Intellectual Property material to the Credit Parties’ business to be abandoned, forfeited or dedicated to the public without the Administrative Agent’s written consent.

(b) To the extent not already disclosed to the Administrative Agent, if any Credit Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then the Borrower shall promptly provide written notice thereof to the Administrative Agent and shall execute such intellectual property security agreements and other documents and take such other actions as the Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in such property. If a Credit Party decides to register any Copyrights or mask works in the United States Copyright Office, the Borrower shall: (x) provide the Administrative Agent with at least fifteen (15) days prior written notice of such Credit Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as the Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. The Borrower shall promptly provide to the Administrative Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for the Administrative Agent to perfect and maintain a first priority perfected security interest in such property.

(c) Each Credit Party will provide written notice to Administrative Agent within ten (10) days of any Credit Party entering or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public or open source licenses). The Borrower shall, and shall cause each Credit Party to, take such commercially reasonable steps as the Administrative Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for the Administrative Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Credit Documents.

Section 8.12 Use of Proceeds. (a) The proceeds of the Term Loan Facility will be used to refinance certain existing debt of the Credit Parties to fund certain fees and expenses associated with the Transactions and for other general business purposes of the Borrower and its Subsidiaries, (b) the proceeds of the Delayed Draw Term Loan Facility will be used for working capital purposes, and for other general business purposes of the Borrower and its Subsidiaries, including the funding of Permitted Acquisitions, (c) the proceeds of the Revolving Loan Facility will be used for working capital purposes, and for other general business purposes of the Borrower and its Subsidiaries and (d) the proceeds of any Incremental Term Loan Facility will be used solely for Permitted Acquisitions.

Section 8.13 Further Assurances. (a) Subject to any applicable limitations set forth herein, the Guarantee Agreement, the Security Pledge Agreement or any other Credit Document, the Credit Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Pledge Agreement, any Mortgage or any other Security Document, all at the sole cost and expense of the Borrower.

(b) Subject to any applicable limitations set forth in any applicable Security Document, if any fee simple interest in Real Property with a fair market value in excess of $500,000 is acquired by any Credit Party after the Closing Date, or held by any Person which becomes a Credit Party after the Closing Date, the Borrower will notify the Collateral Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.13(a), all at the sole cost and expense of the Borrower. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the mortgaged property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with, to the extent available in the applicable jurisdictions, such endorsements and reinsurance as the Collateral Agent may reasonably request and (B) if requested by the Collateral Agent, an opinion of local counsel to the applicable Credit Parties in form and substance reasonably satisfactory to the Collateral Agent.

Section 8.14 Lenders’ Meetings. Not more than once per fiscal quarter, a representative of the Administrative Agent or any Lender shall have the right to meet with management and officers of the Borrower to discuss the books of account and records of Topco and its Subsidiaries. In addition, the Administrative Agents and the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Borrower concerning significant business issues affecting Topco and its Subsidiaries.

Section 8.15 Bank Accounts.

(a) The Credit Parties will deliver to the Collateral Agent, within ninety (90) days after the Second Amendment Effective Date (or such longer period as the Collateral Agent may agree to in its reasonable discretion), a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property set forth on Schedule 7.26 other than those accounts which (A) are used solely to fund payroll, payroll taxes, or employee wage and benefits payments, (B) are trust accounts maintained exclusively for the purpose of holding funds in trust for third parties, (C) are at all times maintained on a “zero balance” basis and swept to an account that is subject to a Control Agreement at least once a week, (D) are used as escrow accounts or otherwise with third parties to the extent such deposits or securities therein constitute Liens permitted hereunder, in each case, in the ordinary course of business, (E) are foreign accounts of Credit Parties, (F) have an average daily balance of less than $250,000 in the aggregate or (G) hold in aggregate less than 20% of the Credit Parties’ unrestricted cash and Cash Equivalents (each such account described in the foregoing clauses (A) through (E), an “Excluded Account”). The Credit Parties shall not allow any collections to be deposited to any accounts other than those listed on Schedule 7.26; provided, that, so long as no Event of Default has occurred and is continuing, the Credit Parties may establish new deposit accounts or securities accounts so long as: (i) the Credit Parties have promptly delivered to the Agents an amended Schedule 7.26 including such account and (ii) the Credit Parties have delivered to Collateral Agent a Control Agreement with respect to such account within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the creation of such account, except to the extent such account is an Excluded Account.

(b) Each Control Agreement shall provide, among other things, unless otherwise agreed to by the Collateral Agent, that (i) upon notice from the Collateral Agent (a “Notice of Control”), the bank, securities intermediary or other financial institution party thereto will comply with instructions of the Collateral Agent directing the disposition of funds without further consent by the applicable Credit Party; provided, that, Collateral Agent agrees not to issue a Notice of Control unless an Event of Default has occurred and is then continuing, and (ii) the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment. In the event Collateral Agent issues a Notice of Control under any Control Agreement, all Collections or other amounts subject to such Control Agreement shall be transferred as directed by the Collateral Agent and may be used to pay the Obligations in the manner set forth in Section 4.02(b).

(c) If, notwithstanding the provisions of this Section 8.15, after the occurrence and during the continuance of an Event of Default, the Credit Parties receive or otherwise have dominion over or control of any collections or other amounts, the Credit Parties shall hold such collections and amounts in trust for the Collateral Agent and shall not commingle such collections with any other funds of any Credit Party or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 7.26 (unless otherwise instructed by the Collateral Agent).

(d) With respect to any foreign accounts of any Credit Party or Subsidiary, if as of the last day of any calendar month, the balance of cash and Cash Equivalents in such accounts (calculated in the aggregate for all such accounts of all Credit Parties) for such month is in excess of $5,000,000 plus amounts required to pay trade payables and payroll for each applicable Credit Party and Subsidiary due and payable within the subsequent sixty (60) days, then, on the first Business Day after the end of any such calendar month, such Credit Party, shall (or shall cause such Subsidiary to) transfer such excess amount to the Borrower to be held by the Borrower in a deposit account that is subject to a Control Agreement

Section 8.16 Data Security and Privacy.

(a) Each Credit Party and its Subsidiaries will maintain compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of a Credit Party or a Subsidiary or maintained by third parties on behalf of such Credit Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Credit Party or a Subsidiary is a party; and (iii) the Privacy Agreements.

(b) Each Credit Party and its Subsidiaries will maintain compliance in all material respects with all Privacy Policies consistent with the actual practices of each Credit Party and its Subsidiaries. In connection with the Credit Parties’ and their Subsidiaries’ uses of the Personal Data as permitted by the Privacy Policies, each Credit Party and its Subsidiaries will obtain the appropriate consent from the applicable data subject necessary for such uses, to the extent required under applicable Data Protection Laws. All Privacy Policies in place will make all disclosures to users, customers, employees, or other individuals as required by Data Protection Laws.

(c) Each Credit Party and its Subsidiaries will maintain and comply with its Security Program. Any Security Program of the Credit Parties or their Subsidiaries will at all times (i) comply in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) include and incorporate commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security, integrity and confidentiality of all Personal Data or Company Sensitive Information in such Credit Party’s or Subsidiary’s possession or control and each Credit Party and its respective Subsidiaries will protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d) The Credit Parties shall take commercially reasonable steps designed to ensure that no material (i) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems operated in connection with a Credit Party or a Subsidiary or any of their contractors or (ii) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information shall occur.

(e) Each Credit Party and its Subsidiaries will have a valid and legal right (whether contractually, by Applicable Law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Credit Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f) The Borrower will promptly give notice to the Administrative Agent upon any Credit Party becoming aware of any pending, written or oral complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Credit Party or a Subsidiary and of which it becomes aware, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Credit Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, or misleading trade practice.

ARTICLE IX
Negative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations and, for the avoidance of doubt, Obligations under Specified Hedging Agreements to the extent cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Qualified Counterparty) are paid in full in cash in accordance with the terms of this Agreement:

Section 9.01 Limitation on Indebtedness. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for Permitted Indebtedness.

Section 9.02 Limitation on Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for Permitted Liens.

Section 9.03 Consolidation, Merger, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to (i) merge or consolidate to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary); provided that (w) a Subsidiary may merge or consolidate into another Subsidiary; provided that if a Credit Party is involved, a Credit Party shall be the surviving entity, (x) a Subsidiary may merge or consolidate into the Borrower (as long as the Borrower is the surviving entity), (y) a Subsidiary may merge or consolidated into a third-party entity to consummate a Permitted Acquisition so long as (I) such Subsidiary is the surviving entity and (ii) to the extent such Subsidiary is a Credit Party, the surviving entity is a Credit Party and (z) the Borrower may dissolve Amelia Holding I LLC, to the extent such Person does not have any assets or revenues (as certified to the Administrative Agent by the Borrower in writing, in advance of such action) or (ii) enter into any binding agreement with respect to the foregoing.

Section 9.04 Permitted Dispositions. Each Credit Party will not, and will not permit any of its Subsidiaries, to dispose of all or any part of its business or property, except (collectively, “Permitted Transfers”) (a) sales of Inventory by a Credit Party or any of its Subsidiaries in the Ordinary Course of Business, (b) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Credit Party or any of its Subsidiaries in the Ordinary Course of Business, (c) Dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Credit Party or Subsidiary, no longer economically practicable to maintain or useful, (d) Dispositions consisting of the granting of Permitted Liens and the making of Permitted Investments, (e) the use or transfer of money or Cash Equivalents in the Ordinary Course of Business in a manner that is not prohibited by the Credit Documents, (f) other Dispositions of assets (other than Capital Stock) having a fair market value of not more than $250,000 per fiscal year of Topco, (g)(i) Dispositions of assets or property from any Credit Party or any of its Subsidiaries to any Credit Party (other than Topco) or (ii) Dispositions of assets or property from any Subsidiary of any Credit Party that is not a Credit Party to any other Subsidiary of any Credit Party that is not a Credit Party and (h) the Digital First Disposition pursuant to the Digital First Agreements, in an amount not to exceed a fair market value equal to $1,000,000.

Notwithstanding anything to the contrary herein, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Restricted Payment, Investment or other disposition if the effect of such transaction is to, directly or indirectly, dispose or transfer any Intellectual Property to any person who is not a Credit Party.

Section 9.05 Restricted Payments, Investments etc.

(a) Each Credit Party will not, and will not permit any of its Subsidiaries, to make a Restricted Payment, provided that (i) Topco may convert any of its convertible Capital Stock (including warrants) into other Capital Stock (other than Disqualified Capital Stock) issued by Topco pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) the Borrower or Subsidiary thereof may pay dividends solely in kind (including through adjustment in the stated value of such Capital Stock) or in Capital Stock (other than Disqualified Capital Stock) of the Borrower or such Subsidiary; (iii) the Borrower may make cash payments in lieu of fractional shares; (iv) Topco may repurchase the Capital Stock issued by Topco pursuant to stock repurchase agreements approved by Topco’s Board of Directors, provided that the aggregate amount of all such repurchases does not exceed $250,000 during the term of this Agreement and the Borrower may distribute cash to Topco to make such repurchases; (v) [reserved], and (vi) provided that no Event of Default shall have occurred and is continuing or would result therefrom, Topco may make Restricted Payments in an amount not to exceed $10,000,000, within five (5) Business Days of the Closing Date.

(b) Notwithstanding the foregoing, Credit Parties shall be permitted to make the repurchases, payments or distributions expressly permitted by clause (a) above only if, at such time, and immediately after giving effect thereto: (i) no Default or Event of Default exists, would result from repurchase, payment or distribution or could reasonably be expected to occur, (ii) each Credit Party is Solvent, and (iii) such payment or distribution is permitted under and is made in compliance with all Applicable Laws.

(c) Directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.

Notwithstanding anything to the contrary herein, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Restricted Payment, Investment or other disposition if the effect of such transaction is to, directly or indirectly, dispose or transfer any Intellectual Property to any person who is not a Credit Party.

Section 9.06 Collateral Accounts. Each Credit Party will not, and will not permit any of its Subsidiaries, to maintain any Collateral Account except pursuant to the terms of Section 8.15.

Section 9.07 Compliance. Each Credit Party will not, and will not permit any of its Subsidiaries, to become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to comply with the Federal Fair Labor Standards Act or any other law or regulation, in each case, if the failure could reasonably be expected to have a Material Adverse Effect.

Section 9.08 Transactions with Affiliates. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Credit Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business, consistent with the Borrower’s historical practices and on arm’s length terms), (c) [reserved] and, (d) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the Topco’s Board of Directors.

Section 9.09 Subordinated Debt. Each Credit Party will not, and will not permit any of its Subsidiaries, to (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to the Secured Parties.

Section 9.10 Restrictive Agreements, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to enter into any agreement (other than a Credit Document) prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of such Person to amend or otherwise modify any Credit Document; or

(c) the ability of such Person to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness as to the transfer of assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of their respective Subsidiaries entered into in the Ordinary Course of Business, (iii) for the assignment of any contract entered into by any Credit Party or any of their respective Subsidiaries in the Ordinary Course of Business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, (v) customary restrictions in leases, subleases, licenses and sublicenses or (vi) with respect to Investments in joint ventures not constituting Subsidiaries, customary provisions restricting the pledge or transfer of Capital Stock issued by such joint ventures set forth in the applicable joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture.

Section 9.11 Changes in Business; Fundamental Changes.

Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related or ancillary thereto; (b) cease doing business, or liquidate or dissolve; (c) [reserved]; (d) permit or suffer a Change of Control, (e) without at least thirty (30) days' prior written notice to the Administrative Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization, or (f) change its fiscal year. Each of the Credit Parties will not, and will not permit any of its Subsidiaries to amend or otherwise modify (or permit to be amended or modified) its Organization Documents or take any action that would impair its rights under its Organization Documents, in each case, in a manner that would be adverse to such Credit Party or the Lenders in any material respect or affects any transfer or voting provisions applicable to the Lenders or their Affiliates.

Section 9.12 Financial Covenants

. The Credit Parties will not permit:

(a) [Reserved]

(b) [Reserved]L.

(c) [Reserved]:

Section 9.13 SoundHound Delisting. A SoundHound Delisting occurs.

Section 9.14 Permitted Activities. With respect to the SoundHound IPCOs, engage in any material operating or business activities or transfer, sell, dividend or otherwise dispose of all or a material portion of their assets; provided that SoundHound IPCOs may engage in the following and any activities incidental thereto shall be permitted in any event: (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Credit Documents and any other documents governing Indebtedness permitted hereby, (iii) guarantee Obligations in respect of Indebtedness of the Credit Parties and their Subsidiaries, (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Topco, and the Borrower, (v) providing indemnification to officers and directors and (vi) any activities incidental or reasonably related to the foregoing. SoundHound IPCO shall not at any time fail to own and/or have rights as license to the patents and other Intellectual Property of any form, including formulas, trade secrets, know-how, methods or processes, whether or not registered, which it owns or has licensed except for those rights which are not material to the business of the Credit Parties and their Subsidiaries and in the ordinary course of maintaining an Intellectual Property portfolio are not routinely renewed.

ARTICLE X
Events of Default

Section 10.01 Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. Any Credit Party fails to pay (i) any principal amount or interest on the Loans when due and payable, or (ii) any other Obligations more than three (3) Business Days after such Obligations are due and payable.

(b) Breach of Warranty. Any Credit Party or any Person acting for such Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any other Credit Document or in any writing delivered to any Agent or any Lender in connection with this Agreement or to induce any Agent or any Lender to enter this Agreement or any Credit Document (including any certificates delivered pursuant to Article V), and such representation, warranty, or other statement is incorrect in any material respect when made or deemed to have been made.

(c) Non-Performance of Certain Covenants and Obligations. Any Credit Party fails or neglects to perform any obligation in Section 6.02, 8.01, 8.03, 8.10, 8.12, 8.14, 8.15(a) or violates any covenant in Article IX or Section 5 of the Second Amendment.

(d) Non-Performance of Other Covenants and Obligations. A Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Credit Document, and as to any default (other than those specified in Section 10.01(a), 10.01(b) or 10.01(c)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof.

(e) Other Agreements. There is, under any agreement to which a Credit Party or any of its Subsidiaries is a party with a third party or parties, (i) any payment default or other default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness for borrowed money in an amount individually or in the aggregate in excess of $1,000,000; or (ii) any breach or default by a Credit Party or a Subsidiary of such Credit Party, the result of which could have a Material Adverse Effect.

(f) Judgments. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 (not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier) shall be rendered against a Credit Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Credit Extensions will be made prior to the satisfaction, vacation, stay, or bonding of such fine, penalty, judgment, order or decree).

(g) Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has had a Material Adverse Effect.

(h) Bankruptcy, Insolvency, etc. (i) A Credit Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent, the realizable value of the Credit Parties’ assets is less than the aggregate sum of its liabilities, or the Credit Parties; (ii) a Credit Party or any of its Subsidiaries begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against a Credit Party or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while any of the conditions described in this Section 10.01(h) exist and/or until any Insolvency Proceeding is dismissed).

(i) Plans. Any of the following events shall occur with respect to any Plan or Multiemployer Plan:

(i) the institution of any steps by any Credit Party, any Subsidiary of a Credit Party, any ERISA Affiliate or any other Person to terminate a Plan if, as a result of such termination, the Credit Parties or the Subsidiaries would reasonably be expected to incur a liability or obligation to such Plan in excess of $1,000,000 in the aggregate;

(ii) except as could not reasonably be expected to have a Material Adverse Effect, a contribution failure or termination occurs with respect to any Plan: (A) to which Plan a Credit Party or any of its Subsidiaries contributes or has or has had an obligation to contribute, and such contribution failure is sufficient to give rise to a Lien under Sections 303(k) or Section 430(k) of the Code or such Plan termination is reasonably expected to result in the imposition of Lien under Section 4068 of ERISA on the assets of a Credit Party or any of its Subsidiaries, or (b) to which an ERISA Affiliate contributes or has or has had an obligation to contribute and a Lien (except for any Liens which do not prime or have priority over the Liens securing the Obligations) arises under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code on the assets of a Credit Party or any of its Subsidiaries; or

(iii) any event or events described in Section 8.08(b) for which notice is required thereunder occurs, that alone or together with any other such event that occurs or has occurred could reasonably be expected to result in a Material Adverse Effect.

(j) Impairment of Security, Guaranty, etc.

(i) (1) The service of process seeking to attach, by trustee or similar process, any funds of a Credit Party or of any of its Subsidiaries, or (2) a notice of Lien or levy is filed against the assets of any Credit Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (1) and (2) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any such thirty (30) day cure period; or

(ii) (1) any material portion of the assets of a Credit Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains, or prevents a Credit Party or any of its Subsidiaries from conducting all or any material part of its business; or

(iii) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect.

(k) Subordination. Any subordination or intercreditor agreement relating to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any party thereto shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

Section 10.02 Remedies Upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower (a) terminate or reduce the Delayed Draw Term Loan Commitment, Revolving Loan Commitments or Incremental Term Loan Commitments or (b) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Delayed Draw Term Loan Commitments, the Revolving Loan Commitments and the Incremental Term Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Delayed Draw Term Loan Commitments, the Revolving Loan Commitments and the Incremental Term Loan Commitments shall terminate. The Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

ARTICLE XI
The Agents

Section 11.01 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints Monroe as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints Monroe as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

Section 11.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or any Specified Hedging Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or any Specified Hedging Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any Specified Hedging Agreement or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. None of the Agents shall be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law or other similar law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document or any Specified Hedging Agreement, or to inspect the properties, books or records of any Credit Party.

Section 11.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. As to any matters not clearly and expressly provided for by the Credit Documents, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

Section 11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until each Agent shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the best interests of the Secured Parties.

Section 11.06 Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedging Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents or any Specified Hedging Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, any Specified Hedging Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

Section 11.09 Successor Agents. Either Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, such other Agent and the Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is thirty (30) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

Section 11.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 11.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) Subject to Section 12.09, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 11.12 Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article VII or Article VIII, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

Section 11.13 Sole Lead Arranger and Sole Bookrunner. Anything herein to the contrary notwithstanding, the sole lead arranger (the “Sole Lead Arranger”) and the sole bookrunner shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, if applicable, as an Agent or a Lender hereunder.

ARTICLE XII
Miscellaneous

Section 12.01 Amendments and Waivers. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01. The Required Lenders may, or, with the consent of the Required Lenders, the Collateral Agent or Administrative Agent, as applicable, may, from time to time, (1) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (2) waive, on such terms and conditions as the Required Lenders or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that, in lieu of the foregoing requirement, no such waiver, amendment, supplement or modification shall directly:

(i) (A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that any change to the definition of Total Net Leverage Ratio, or in the component definitions thereof shall not constitute a reduction in the stated interest rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.08(c)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) amend or modify any provisions of Section 12.09(b) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii) (x) amend, modify or waive any provision of this Section 12.01, (y) change, amend, modify or supplement the definition of “Required Lenders” or any provision requiring the vote of all of the Lenders or (z) consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.03, Section 12.19, the Guarantee Agreement, the IPSoft Guarantee Agreement and the Security Documents), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii) increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv) amend, modify or waive any provision of Article XI without the written consent of the then-current Collateral Agent and Administrative Agent;

(v) change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender directly and adversely affected thereby; or

(vi) release all or substantially all of the Guarantors or the IPSoft Guarantors under the Guarantee Agreement or the IPSoft Guarantee Agreement (except as expressly permitted by the Guarantee Agreement and the IPSoft Guarantee Agreement), subordinate the Obligations, or release or subordinate all or substantially all of the Collateral under the Security Documents (except as expressly permitted thereby and in Section 12.19), in each case without the prior written consent of each Lender;

provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(b) Notwithstanding the foregoing or anything to the contrary herein:

(i) except to the extent otherwise set forth in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower to give effect to the transactions contemplated by Section 2.01(d);

(ii) the consent of the Required Lenders shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans as set forth in Section 2.01(c);

(iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitments of such Lender may not be increased or extended without the consent of such Lender, (y) the principal of, rate of interest on or any fees owing to such Defaulting Lender may not be reduced or such principal, interest or fees may not be forgiven, or (z) the date fixed for any payment of principal, interest or fees owing to such Defaulting Lender may not be postponed or waived or the date of termination of the commitment of any such Defaulting Lender hereunder may not be postponed, in each case, without the prior written consent of such Defaulting Lender;

(iv) schedules to this Agreement and the Security Pledge Agreement may be amended or supplemented by the delivery of a Compliance Certificate in accordance with, and solely to the extent set forth in, Section 8.01(d);

(v) this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Credit Documents. Any such amendment shall become effective without any further consent of any other party to such Credit Document; and

(vi) no amendment or waiver shall, unless signed by Administrative Agent and Required Revolving Lenders (or by Administrative Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Administrative Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan in Section 6.01; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Delayed Draw Term Loan in Section 6.01. No amendment shall: (x) amend or waive this Section 12.01(b)(vi) or the definitions of the terms used in this Section 12.01(b)(vi) insofar as the definitions affect the substance of this Section 12.01(b)(vi); (y) change the definition of the term Required Revolving Lenders; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders; and

(vii) no amendment or waiver shall, unless signed by Administrative Agent and Required Delayed Draw Term Loan Lenders (or by Administrative Agent with the consent of Required Delayed Draw Term Loan Lenders) in addition to the Required Lenders (or by Administrative Agent with the consent of the Required Delayed Draw Term Loan Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Delayed Draw Term Loan in Section 6.01; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Delayed Draw Term Loan in Section 6.01. No amendment shall: (x) amend or waive this Section 12.01(b)(vii) or the definitions of the terms used in this Section 12.01(b)(vii) insofar as the definitions affect the substance of this Section 12.01(b)(vii); (y) change the definition of the term Required Delayed Draw Term Loan Lenders; or (z) change the percentage of Lenders which shall be required for Delayed Draw Term Loan Lenders to take any action hereunder, in each case, without the consent of all Delayed Draw Term Loan Lenders.

Section 12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Credit Parties or the Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agents.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided, that notices and other communications to the Agents pursuant to Article II shall not be effective until actually received by such Person.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

Section 12.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 12.05 Payment of Expenses and Taxes; Indemnification. Other than with respect to Excluded Taxes, the Borrower agrees, within ten (10) days after initial written presentment or demand therefor (or immediately upon demand during the continuance of an Event of Default of the type set forth in Section 10.01(a) or Section 10.01(h)), (a) to pay or reimburse the Agents for all their reasonable and documented (to the extent available) out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to one lead counsel for the Agents, and if necessary, one local counsel in each material relevant jurisdiction, (b) to pay or reimburse each Lender and the Agents for all their reasonable and documented (to the extent available) out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one lead counsel (selected by the Administrative Agent) for the Agents and the Lenders, collectively, and if necessary, one local counsel (selected by the Administrative Agent) in each material relevant jurisdiction, plus, in the case of one or more actual or potential conflicts of interest, one or more additional counsel for each class of similarly situated Persons, (c) to pay, indemnify, and hold harmless each Lender and the Agents from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (d) to pay or reimburse Collateral Agent for all reasonable fees and expenses incurred in exercising its rights under Section 8.14, and (e) to pay, indemnify and hold harmless each Lender and the Agents, their transferees, and their respective Related Parties (collectively, the “Indemnified Parties”) from and against any and all other from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, litigation, judgments, suits, of any kind or nature whatsoever, whether based on contract, tort or any other theory, whether brought by a third party or by Topco, the Borrower or any of their Subsidiaries, and regardless of whether any Indemnified Party is a party thereto, including payment of reasonable and documented (to the extent available) out-of-pocket costs, expenses or disbursements, including reasonable and documented (to the extent available) fees, disbursements and other charges of counsel (limited to one lead counsel (selected by the Administrative Agent) for the Agents and the Lenders, and if necessary, one local counsel (selected by the Administrative Agent) in each material relevant jurisdiction, and, in the case of any actual or perceived conflict of interest, one conflicts counsel for each class of similarly situated Indemnified parties), with respect to the enforcement, preservation or protection of its rights under, this Agreement (and the execution, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents solely with respect to the Agents), the other Credit Documents and any such other documents, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of each Credit Party, any of their respective Subsidiaries or any of their Real Property (all the foregoing in this clause (e), collectively, the “indemnified liabilities”); provided, that the Credit Parties shall have no obligation hereunder to the applicable Indemnified Party with respect to indemnified liabilities to the extent determined in a final judgment of a court of competent jurisdiction to have arisen from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its funding obligations under any Credit Document or (iii) disputes among the Indemnified Parties for actions by one or more of the Indemnified Parties which is outside of the scope of any such Indemnified Party’s capacity as an Indemnified Party hereunder and that does not involve any act or omission by Topco, the Borrower or its Affiliates. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any of the Indemnified Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. Except with respect to matters involving fraud on the party of any Credit Party, to the fullest extent permitted by Applicable Law, no Indemnified Party shall assert, and each Indemnified Party hereby waives, any claim against any of the Credit Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. None of the Indemnified Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

Section 12.06 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, to the extent such assignment complies with the requirements in Section 12.06(b)(ii)(A).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be at least $2,500,000 and in multiples of $500,000, unless each of the Borrower and the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Loans or Commitments; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that no such fee shall be payable for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee (by its execution and delivery of the applicable Assignment and Acceptance to the Administrative Agent) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Delayed Draw Term Loan Commitment Percentage and/or Revolving Loan Commitment Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 12.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11, 4.04 and 12.05); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.06.

(iv) The Administrative Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount of the Loans pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Credit Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and accompanying “know your customer” documentation and any written consent to such assignment required by paragraph (b)(i) of this Section 12.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Agents, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Borrower, any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 12.01. Subject to paragraph (c)(ii) of this Section 12.06, the Borrower agree that each Participant shall be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 12.09(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.07 Replacements of Lenders Under Certain Circumstances. (a) The Borrower, at its sole cost and expense, shall be permitted to replace any Lender (or any Participant), other than an Affiliate of any Agent, that (i) requests reimbursement for amounts owing pursuant to Section 2.10, Section 2.11, Section 2.12, or Section 4.04, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) is a Defaulting Lender, provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, Section 2.11, Section 2.12, or Section 4.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender shall have against the replaced Lender. In connection with any such replacement, if any such replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

(b) If any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at their own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, except to the extent such replacement Lender is the Administrative Agent, the Collateral Agent or any Affiliate thereof, provided, that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender or the Borrower, as the case may be, shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) such replacement Lender shall consent to the requested amendment, waiver, discharge or termination. In connection with any such assignment, the Borrower, the Agents, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto); provided that if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

Section 12.08 Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their Controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 12.06.

Section 12.09 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (as to which the provisions of this Section shall apply).

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, to the extent consented to by Collateral Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Agents after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10 Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent.

Section 12.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law), as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.12 Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 12.13 GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS.

Section 12.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in Manhattan, New York, and of the United States District Court for the Southern District of New York sitting in Manhattan, New York, and any appellate court from any thereof, but nothing in this Agreement will be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 12.02 or at such other address of which the Agents shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

Section 12.15 Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

Section 12.16 WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.17 Confidentiality

. Each Agent and Lender shall hold all information relating to any Credit Party, any Subsidiary of any Credit Party obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by any Agent or Lender:

(a) as required or requested by any governmental agency or representative thereof (including, without limitation, public disclosures by any Agent, Lender or any of their Related Parties to any self-regulatory authority, such as the National Association of Insurance Commissioners, as required by the SEC (including for purposes of complying with the filing requirements thereof) or any other governmental or regulatory authority);

(b) pursuant to legal process;

(c) in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d) to such Agent’s or Lender’s (i) attorneys, professional advisors, independent auditors, funding sources or Affiliates or (ii) respective partners, investors, lenders, directors, officers, employees, agents and representatives;

(e) to any examiner or rating agency;

(f) in connection with:

(i) the establishment of any special purpose funding vehicle with respect to the Loans,

(ii) any Securitization permitted under Section 12.08;

(iii) any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective permitted assignees or Participants, as the case may be;

(iv) any Hedging Agreement entered into or proposed to be entered into in connection with the Loans made hereunder, to actual or proposed direct or indirect contractual counterparties;

(v) any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; and

(vi) to the extent necessary or customary for, inclusion in league table measurements or in any tombstone or other advertising or marketing materials;

(g) otherwise to the extent consisting of general portfolio information;

(h) with the consent of the Borrower; or

(i) to the extent that such Confidential Information is or becomes publicly available other than by reason of disclosure by such Agent or Lender in violation of this Agreement;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.17.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate in connection with this Agreement, the other Credit Documents, the Transaction documents or any of the Transactions, and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or Lender) shall not be subject to the provisions of this Section 12.17.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.17) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING EACH CREDIT PARTY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.18 Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, or the transactions contemplated hereby, without the consent of the Collateral Agent, which consent shall not be unreasonably withheld.

Section 12.19 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take, and shall take, any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (A) (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations and, for the avoidance of doubt, Obligations under Specified Hedging Agreements to the extent cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Qualified Counterparty) shall have been paid in full and (ii) the Commitments have been terminated or (B) any item of Collateral (including, without limitation, as a result of a Disposition of a Subsidiary that owns Collateral) is subject to a Disposition permitted under this Agreement, the Collateral Agent shall release all or such part of the Collateral from the Liens and security interests created by the Security Documents.

(c) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.19. In each case as specified in this Section 12.19, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case, in accordance with the terms of the Credit Documents and this Section 12.19.

Section 12.20 USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

Section 12.21 No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.22 Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

Section 12.23 Currency.

(a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Credit Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, on the relevant date, in accordance with its normal banking procedures, Administrative Agent and each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) Indemnity in Certain Events. The obligation of the Borrower in respect of any sum due from the Borrower to any Secured Party hereunder shall, notwithstanding any judgment in any Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day of receipt (if received by 1:00 p.m., and otherwise on the following Business Day) by any Secured Party of any sum adjudged to be so due in such Other Currency, such Secured Party may, on the relevant date, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding such judgment or payment, to indemnify such Secured Party against such Loss.

(c) Currency Conversion Procedures Generally. For purposes of determining compliance with any incurrence or expenditure tests set forth in Articles XII and/or IX or with Dollar-based basket levels appearing hereunder or in definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 12.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.25 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from an Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within thirty Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from an Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.25(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by an Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned to the Administrative Agent its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by an Agent from the Borrower or any other Credit Party for the purpose of making a payment or prepayment of the Obligations or from proceeds of Collateral to be applied to the Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.25 shall survive the resignation or replacement of any Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	aMELIA HOLDING II LLC,
a Delaware limited liability company

By:
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

GUARANTORS:	AMELIA HOLDINGS INC.,
a Delaware corporation

By:
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

aMELIA HOLDING I LLC,
a Delaware limited liability company

By:
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

AMELIA US LLC,
a Delaware limited liability company

By:
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

IPSOFT GOVERNMENT SOLUTIONS LLC,
a Delaware limited liability company

By:
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	MONROE CAPITAL MANAGEMENT ADVISORS, LLC

By:
	Name:	Jonathan Weinberg
	Title:	Managing Director

[Signature Page to Credit Agreement]

LENDERS:	MONROE CAPITAL CORPORATION, as a Lender

By:
	Name:	Jonathan Weinberg
	Title:	Managing Director

Monroe Capital INCOME PLUS Corporation, as a Lender

By:
	Name:	Jonathan Weinberg
	Title:	Managing Director

MC INCOME PLUS FINANCING SPV LLC, as a Lender

By:
	Name:	Jonathan Weinberg
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV SCSp, as a Lender

	By:	Monroe Capital Management Advisors LLC, as its Investment Manager
	Name:	Jonathan Weinberg
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND IV FINANCING SPV II SCSp, as a Lender

By:	Monroe Capital Private Credit Fund IV SPV II GP S.à r.l, as its Managing General Partner
Name:	Jonathan Weinberg
Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV (UNLEVERAGED) SCSp, as a Lender

By:	Monroe Capital Management Advisors LLC, as its Investment Manager
Name:	Jonathan Weinberg
Title:	Managing Director

Monroe PRIvate credit Fund A LP, as a Lender

By:	Monroe Private Credit Fund A LLC, as its General Partner
Name:	Jonathan Weinberg
Title:	Managing Director

Monroe private credit Fund a financing spv llC, as a Lender

By:	Monroe Private Credit Fund A LP, as its Designated Manager
Name:	Jonathan Weinberg
Title:	Managing Director

By:	Monroe private Credit Fund A LLC, as its General Partner
Name:
Title:

Monroe capital PRIvate credit Fund I LP, as a Lender

By:	Monroe Capital Private Credit Fund I LLC, as its General Partner
Name:	Jonathan Weinberg
Title:	Managing Director

Monroe CAPITAL PRIVATE Credit STARR (Unleveraged) Master Fund 1 LP, as a Lender

By:	Monroe Capital Private Credit Starr Fund GP LLC, its General Partner
Name:	Jonathan Weinberg
Title:	Managing Director